As filed with the Securities and Exchange Commission on July 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLAS PIPELINE PARTNERS, L.P.*

ATLAS PIPELINE FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	23-3011077
Delaware	1311	20-3879234
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275-1011

(877) 950-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Gerald R. Shrader

Atlas Pipeline Partners GP, LLC

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275-1011

(877) 950-7473

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of communications to:

Lisa A. Ernst, Esq.

Ledgewood

1900 Market Street

Philadelphia, Pennsylvania 19103

(215) 731-9450

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

*	See table of additional registrants.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price for note	Proposed maximum aggregate offering price	Amount of registration fee(1)
6 5/8% Senior Notes due 2020	$500,000,000	100%	$500,000,000	$68,200(2)
Guarantees(3)	—	—	—	—

(1)	Determined in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $68,200 have already been paid with respect to unsold securities registered pursuant to registration statement on Form S-4 (File No. 333-184804) filed with the SEC on November 7, 2012, as amended, and are being carried forward. As a result, all of the filing fee of $68,200 due for this offering is offset against the registration fee previously paid.
(3)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
Atlas Pipeline Operating Partnership, L.P.	Delaware	23-3015646	Park Place Corporate Center One 1000 Commerce Drive, 4th Floor Pittsburgh, PA 15275-1011 (877) 950-7473

Velma Intrastate Gas Transmission Company, LLC	Delaware	26-2877615	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Slider WestOk Gathering, LLC	Delaware	26-3063706	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Pipeline Mid-Continent Holdings, LLC	Delaware	37-1492980	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Atlas Pipeline Mid-Continent LLC	Delaware	37-1492980	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
Atlas Chaney Dell, LLC	Delaware	42-1733101	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Atlas Midkiff, LLC	Delaware	42-1733099	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
NOARK Energy Services, L.L.C.	Oklahoma	73-1551901	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Velma Gas Processing Company, LLC	Delaware	45-1543387	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Atlas Pipeline NGL Holdings, LLC	Delaware	80-0710914	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Atlas Pipeline NGL Holdings II, LLC	Delaware	90-0699888	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL Laurel Mountain, LLC	Delaware	26-4834348	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Atlas Pipeline Tennessee, LLC	Pennsylvania	83-0504919	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL Barnett, LLC	Delaware	45-2561587	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Pecos Pipeline LLC	Delaware	26-3633417	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
Tesuque Pipeline, LLC	Delaware	27-0632723	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL Arkoma Holdings, LLC	Delaware	90-0918336	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL Arkoma Midstream, LLC	Delaware	27-3677594	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL Gas Treating LLC	Delaware	27-0592931	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL Arkoma, Inc.	Delaware	27-3684911	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
APL SouthTex Midstream LLC	Delaware	27-0350291	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL SouthTex Pipeline Company LLC	Texas	20-8721079	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL SouthTex Processing Company LP	Texas	45-2502762	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL SouthTex Midstream Holding Company LP	Texas	20-8721377	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL SouthTex Gas Utility Company LP	Texas	20-8721344	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL SouthTex Transmission Company LP	Texas	80-0920148	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473
APL SouthTex Midstream Company LP	Texas	20-8721274	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 19, 2013

Prospectus

ATLAS PIPELINE PARTNERS, L.P.

ATLAS PIPELINE FINANCE CORPORATION

Offer to Exchange

Registered 6 5/8% Senior Notes due 2020

for

All outstanding 6 5/8% Senior Notes due 2020 issued September 28, 2012

($500,000,000 in principal amount outstanding)

Terms of the exchange offer:

•

We are offering to exchange, upon the terms of and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 6 5/8% Senior Notes due 2020 issued on September 28, 2012 and December 20, 2012 for our registered 6 5/8% Senior Notes due 2020. In this prospectus, we refer to the notes we originally issued on September 28, 2012 and December 20, 2012 as the “new issue notes” and the registered notes as the “exchange notes.”

•

The terms of the exchange notes will be identical in all material respects to the terms of the new issue notes, except that the transfer restrictions, registration rights and additional interest provisions of the new issue notes will not apply to the exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•	You may withdraw your tender of new issue notes at any time before the expiration of the exchange offer. We will exchange all new issue notes validly tendered and not withdrawn.

•

The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	There is no existing public market for the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•	We will not receive any cash proceeds from the exchange offer.

•	Interest on the exchange notes will be paid at the rate of 6 5/8% per annum, semi-annually in arrears on each April 1 and October 1.

Please read “Risk Factors” beginning on page 10 for a discussion of factors you should consider before participating in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives the exchange notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for new issue notes where such new issue notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2013.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, Atlas Pipeline Partners, L.P., Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275-1011; telephone number: (877) 950-7473. To obtain timely delivery, you must request the information no later than                     , 2013 [5 business days before expiration date].

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed or incorporated by reference in this prospectus may include forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus, including certain statements under the headings “Summary” and “Risk Factors,” are forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Summary” and “Risk Factors,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	the demand for natural gas and natural gas liquids;

•	the price volatility of natural gas and natural gas liquids;

•	the effectiveness of our hedging program, and the creditworthiness of our hedging counterparties;

•	our ability to connect new wells to our gathering systems;

•	the amount of NGL content in the natural gas we process and the volume of natural gas we gather;

•	our indebtedness, which could limit our flexibility, adversely affect our financial health and prevent us from paying debt service on the notes;

•	adverse effects of governmental and environmental regulation;

•	limitations on our access to capital or on the market for our common units; and

•	the strength and financial resources of our competitors.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section and elsewhere in this prospectus. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

TERMS USED IN THIS PROSPECTUS

Unless otherwise noted or indicated by the context, in this prospectus:

•	the terms “the Partnership,” “we,” “our” and “us” refer to Atlas Pipeline Partners, L.P. and its subsidiaries;

•	the term “our general partner” refers to Atlas Pipeline Partners GP, LLC, a wholly-owned subsidiary of Atlas Energy, L.P. (NYSE: ATLS);

•	we refer to natural gas liquids, such as ethane, propane, normal butane, isobutane and natural gasoline, as “NGLs”;

•

we refer to billion cubic feet as “Bcf,” million cubic feet as “MMcf,” thousand cubic feet as “Mcf,” million cubic feet per day as “MMcfd,” thousand cubic feet per day as “Mcfd,” barrels as “Bbl,” barrels per day as “Bbld,” British Thermal Unit as “Btu” and million British Thermal Units as “MMbtu”; and

•

the $365.8 million in outstanding principal amount of 8 3/4% senior notes due 2018 we originally issued on June 27, 2008 and November 21, 2011 are referred to as the “existing notes,” the $500.0 million of 6 5/8% senior notes due 2020 we issued on September 28, 2012 and December 20, 2012 are referred to as the “new issue notes, ” the registered notes are referred to as the “exchange notes,” and the new issue notes and the exchange notes are collectively referred to as the “notes.”

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the “Risk Factors” section.

Atlas Pipeline Partners, L.P.

We are a publicly-traded Delaware limited partnership formed in 1999 whose common units are listed on the New York Stock Exchange under the symbol “APL.” We are a leading provider of natural gas gathering, processing and treating services in the Anadarko, Arkoma and Permian Basins located in the southwestern and mid-continent regions of the United States; a provider of natural gas gathering services in the Appalachian Basin in the northeastern region of the United States; and a provider of NGL transportation services in the southwestern region of the United States.

We conduct our business in the midstream segment of the natural gas industry through two reportable segments: Gathering and Processing; and Transportation, Treating and Other (“Transportation and Treating”).

The Gathering and Processing segment consists of (1) the Arkoma, WestOK, WestTX and Velma operations, which are comprised of natural gas gathering and processing assets servicing drilling activity in the Anadarko, Arkoma and Permian Basins; (2) natural gas gathering assets located in the Barnett Shale play in Texas and the Appalachian Basin in Tennessee; and (3) through the year ended December 31, 2011, the revenues and gain on sale related to our former 49% interest in Laurel Mountain Midstream, LLC (“Laurel Mountain”). Gathering and Processing revenues are primarily derived from the sale of residue gas and NGLs and the gathering processing of natural gas.

Our Gathering and Processing operations, own, have interests in and operate twelve natural gas processing plants with aggregate capacity of approximately 1,090 MMCFD located in Oklahoma and Texas; a gas treating facility located in Oklahoma; and approximately 10,100 miles of active natural gas gathering systems located in Oklahoma, Kansas, Tennessee and Texas. Our gathering systems gather natural gas from oil and natural gas wells and central delivery points and deliver to this gas to processing plants, as well as third-party pipelines.

Our Gathering and Processing operations are all located in or near areas of abundant and long-lived natural gas production, including the Golden Trend, Mississippian Limestone and Hugoton field in the Anadarko Basin; the Woodford Shale; the Spraberry Trend, which is an oil play with associated natural gas in the Permian Basin; and the Barnett Shale. Our gathering systems are connected to approximately 8,600 receipt points, consisting primarily of individual well connections and, secondarily, central delivery points, which are linked to multiple wells. We believe we have significant scale in each of our primary service areas. We provide gathering, processing and treating services to the wells connected to our systems, primarily under long-term contracts. As a result of the location and capacity of our gathering, processing and treating assets, we believe we are strategically positioned to capitalize on the drilling activity in our service areas.

Our Transportation and Treating operations consist of (1) seventeen gas treating facilities used to provide contract treating services to natural gas producers located in Arkansas, Louisiana, Oklahoma and Texas; and (2) a 20% interest in West Texas LPG Pipeline Limited Partnership (“WTLPG”), which owns a common-carrier pipeline system that transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation.

WTLPG is operated by Chevron Pipeline Company, an affiliate of Chevron Corporation, a Delaware corporation (“Chevron” — NYSE: CVX), which owns the remaining 80% interest. The contract gas treating operations are located in various shale plays including the Avalon, Eagle Ford, Granite Wash, Haynesville, Fayetteville and Woodford.

In connection with the acquisition of 100% of the equity interests in three subsidiaries wholly-owned by Cardinal Midstream LLC (the “Cardinal Acquisition”), we reviewed the acquired assets to determine the proper alignment of these assets within the existing reportable segments. The gas gathering and processing facilities acquired, along with their related assets, are included in the Gathering and Processing segment. The fixed fee contract gas treating business acquired in the Cardinal Acquisition generates revenue based upon monthly lease fees. We have included these assets in the Pipeline Transportation segment and renamed it “Transportation, Treating and Other”.

Recent Developments

On January 7, 2013, we paid $6.0 million for the first of two contingent payments related to the acquisition of a gas gathering system and related assets in February 2012. We originally agreed to pay up to an additional $12.0 million, payable in two equal amounts, if certain volumes were achieved on the acquired gathering system within specified periods of time. Sufficient volumes were achieved in December 2012 to meet the required volumes for the first contingent payments.

On February 11, 2013 we issued $650.0 million of 5.875% unsecured senior notes due 2023 (“5.875% Senior Notes”) in a private placement transaction. The 5.875% Senior Notes were issued at par. We received net proceeds of $637.1 million and plan to utilize the proceeds to redeem any or all of the existing notes and repay a portion of our outstanding indebtedness under our revolving credit facility. We have agreed to file a registration statement with respect to the 5.875% Senior Notes.

Prior to issuance of the 5.875% Senior Notes and in anticipation thereof, on January 28, 2013, we commenced a cash tender offer for any and all of our outstanding $365.8 existing notes, and a solicitation of consents to eliminate most of the restrictive covenants and certain of the events of default contained in the indenture governing the existing notes (“8.75% Senior Notes Indenture”). Approximately $268.4 million aggregate principal amount of the existing notes, (representing approximately 73.4% of the outstanding existing notes) were validly tendered as of the expiration date of the consent solicitation. On February 11, 2013, we accepted for purchase all existing notes validly tendered as of the expiration of the consent solicitation and entered into a supplemental indenture amending and supplementing the 8.75% Senior Notes Indenture. We also issued a notice to redeem all the existing notes not purchased in connection with the tender offer on March 12, 2013. We funded the redemption with a portion of the net proceeds from the issuance of the 5.875% Senior Notes.

On April 16, 2013, we entered into a definitive agreement with TEAK Midstream Holdings, LLC and its wholly-owned subsidiary TEAK Midstream, L.L.C. (“TEAK”) to purchase 100% of its outstanding member and other ownership interests for $1.0 billion in cash, subject to customary purchase price adjustments (the “TEAK Acquisition”). The TEAK Acquisition was completed on May 7, 2013. TEAK’s assets primarily include gas gathering, processing and treating facilities in South Texas.

On April 16, 2013, we entered into a Class D preferred unit purchase agreement for a private placement of our Class D convertible preferred units to third party investors (the “Private Placement”). On May 7, 2013, we completed the Private Placement and issued 13,445,383 Class D convertible preferred units at a negotiated price per unit of $29.75, resulting in gross proceeds to us of approximately $400 million. The proceeds were used to partially fund the TEAK Acquisition. The Class D convertible preferred units were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act. We have agreed to file a registration statement with respect to the Class D preferred units.

On April 17, 2013, we entered into an underwriting agreement for the sale and issuance of 11,845,000 of our common units (including 1,545,000 common units to cover the underwriters’ over-allotment option) at a price to the public of $34.00 per unit. The underwriters exercised their over-allotment option in full on April 18, 2013. We received $388.4 million in proceeds after underwriting commissions and estimated expenses, plus our general partner contributed $8.3 million to maintain its 2% general partnership interest. We used the proceeds from this offering to fund a portion of the purchase price of the TEAK Acquisition.

On April 19, 2013, we entered into an amendment to our amended and restated credit agreement, which, among other changes, (1) allowed the TEAK Acquisition to be a Permitted Investment, as defined in the credit agreement; (2) does not require the joint venture interests acquired in the TEAK Acquisition to be guarantors; (3) modified the definitions of Consolidated Funded Debt Ratio, Interest Coverage Ratio and Consolidated EBITDA to allow for an Acquisition Period whereby the terms for calculating each of these ratios have been adjusted; and (4) permitted the payment of cash distributions, if any, on the Class D Preferred Units so long as we have a pro forma Minimum Liquidity, as defined in the credit agreement, of greater than or equal to $50.0 million.

On April 24, 2013, we declared a cash distribution of $0.59 per unit on our outstanding common limited partner units, representing the cash distribution for the quarter ended March 31, 2013. The $49.3 million distribution, including $4.0 million to our general partner for its general partner interest and incentive distribution rights, was paid on May 15, 2013 to unitholders of record at the close of business on May 8, 2013.

On May 10, 2013, we completed the private issuance and sale of $400 million of 4.75% Senior Notes due 2021 (the “4.75% Senior Notes”). The 4.75% Senior Notes are unconditionally guaranteed by our existing restricted subsidiaries (other than Atlas Pipeline Finance Corporation (“Finance Co.”), Atlas Pipeline Mid-Continent WestOk, LLC (“WestOK”), Atlas Pipeline Mid-Continent WestTex, LLC (“WestTX”), Centrahoma Processing, LLC (“Centrahoma”), and T2 LaSalle Gathering Company LLC, T2 Eagle Ford Gathering Company LLC and T2 EF Cogeneration Holdings LLC (collectively, the “TEAK Joint Ventures”) and their respective subsidiaries) and any future subsidiary that guarantees our indebtedness or the indebtedness of any other subsidiary. We have agreed to file a registration statement with respect to the 4.75% Senior Notes.

Our Organizational Structure

We conduct our operations through, and our operating assets are owned by, our subsidiaries. Our general partner has sole responsibility for conducting our business and managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business apart from its general partner interest and incentive distribution rights, but it is reimbursed for direct and indirect expenses incurred on our behalf. Our executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, Pennsylvania 15275, telephone number (877) 950-7473. Our website address is www.atlaspipeline.com. The information on our website is not part of this prospectus and you should rely only on the information contained or incorporated by reference in this prospectus when making a decision as to whether or not to invest in the notes.

Summary of the Exchange Offer

On each of September 28, 2012 and December 20, 2012, we completed a private offering of the new issue notes. As part of these private offerings, we entered into registration rights agreements, referred to herein as the Registration Rights Agreements, with the initial purchasers of the new issue notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within 360 days of the respective issue date. The following is a summary of the exchange offer.

New issue notes	$500.0 million aggregate principal amount of 6 5/8% Senior Notes due 2020.

Exchange notes	6 5/8% Senior Notes due 2020. The terms of the exchange notes are substantially identical to those terms of the new issue notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the new issue notes do not apply to the exchange notes.

Exchange offer	We are offering to exchange up to $500.0 million principal amount of our 6 5/8% Senior Notes due 2020 that have been registered under the Securities Act of 1933 for an equal amount of our outstanding 6 5/8% Senior Notes due 2020 to satisfy our obligations under the Registration Rights Agreements.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend it.

Conditions to the exchange offer	The Registration Rights Agreements do not require us to accept new issue notes for exchange if the exchange offer or the making of any exchange by a holder of the new issue notes would violate any applicable law or interpretation of the staff of the SEC or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of new issue notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for tendering new issue notes	To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, before the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirms that:

•	DTC has received instructions to exchange your notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Exchange Offer — Terms of the Exchange Offer” and “Exchange Offer — Procedures for Tendering.”

Guaranteed delivery procedures	None.

Withdrawal of tenders	You may withdraw your tender of new issue notes at any time before the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of new issue notes and delivery of exchange notes	If you fulfill all conditions required for proper acceptance of new issue notes, we will accept any and all new issue notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any new issue note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the new issue notes for exchange. Please read “Exchange Offer — Terms of the Exchange Offer.”

Fees and expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer — Fees and Expenses.”

Use of proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under the Registration Rights Agreements.

Consequences of failure to exchange new issue notes	If you do not exchange your new issue notes in the exchange offer, your new issue notes will continue to be subject to the restrictions on transfer currently applicable to the new issue notes. In general, you may offer or sell your new issue notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Following completion of the exchange offer, we do not currently intend to register any remaining new issue notes under the Securities Act. Under some circumstances, however, holders of the new issue notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of new issue notes by these holders. For more information regarding the consequences of not tendering your new issue notes and our obligation to file a shelf registration statement, please read “Exchange Offer — Consequences of Failure to Exchange” and “Description of the Exchange Notes — Registration Rights; Additional Interest.”

U.S. federal income tax consequences	The exchange of exchange notes for new issue notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “Certain Federal Income Tax Consequences.”

Exchange agent	We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: Attn: Lori Buckles, U.S. Bank Corporate Trust Services, Specialized Finance Dept., 60 Livingston Avenue, St. Paul, Minnesota 55107; telephone number (651) 466-6728. Eligible institutions may make requests by facsimile at (651) 466-7372.

Summary of Terms of the Exchange Notes

The exchange notes will be identical to the new issue notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the new issue notes, and the same indenture will govern the exchange notes and the new issue notes.

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of the Exchange Notes.”

Issuers	Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corporation

Notes offered	$500.0 million aggregate principal amount of 6 5/8% Senior Notes due 2020.

Maturity date	October 1, 2020.

Interest payment dates	April 1 and October 1 of each year.

Guarantees	The notes will be unconditionally guaranteed on an unsecured senior basis by all of our current domestic restricted subsidiaries (other than Finance Co., WestOK, WestTX, Centrahoma the TEAK Joint Ventures and their respective subsidiaries, and APC Acquisition, LLC, which has no assets), and any future restricted subsidiary that guarantees our other indebtedness or that of any other subsidiary or incurs any indebtedness under any credit facility. Our non-guarantor subsidiaries accounted for approximately 82% of our revenues for the three months ended March 31, 2013. In addition, as of March 31, 2013, they held approximately $2.1 billion, or approximately 66%, of our consolidated assets.

Ranking	The notes and the related guarantees will be the unsecured senior obligations of us, Atlas Pipeline Finance Corporation and the guarantors. Accordingly, they will rank:

•

effectively subordinated to all of our and, with respect to the guarantors, the respective guarantors’ existing and future secured debt, including debt under our existing credit facility, to the extent of the value of the assets securing such debt;

•	structurally subordinated to all existing and future indebtedness and obligations of any of our present and future subsidiaries that do not guarantee the notes;

•	equal in right of payment with our and, with respect to the guarantors, the respective guarantors’ existing and future unsecured senior debt, including the existing notes; and

•	senior to all our and, with respect to the guarantors, the respective guarantors’ existing and future debt that expressly provides that it is subordinated to the notes or the respective guarantees.

As of March 31, 2013, we had $1,318.9 million of debt outstanding, $154.5 million of which was secured indebtedness. In addition, the notes were structurally subordinated to $167.2 million of liabilities of our non-guarantor subsidiaries.

Optional redemption	We may redeem the notes, in whole or in part, at any time on or after October 1, 2016, at redemption prices described in the section “Description of the Exchange Notes — Optional Redemption” plus accrued and unpaid interest, if any, to the date of redemption. Before October 1, 2016, we may redeem the notes, in whole or in part, at par value plus a make-whole premium described in “Description of the Exchange Notes — Optional Redemption” plus accrued and unpaid interest, and additional interest, if any, to the rate of redemption. In addition, before October 1, 2015, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to 106.625% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, and additional interest, if any, to the date of redemption. However, we may only make such a redemption if at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption and such redemption occurs within 90 days after the closing of such specified equity offering.

Change of control offer	If we undergo a change of control, we must offer to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Repurchase upon a Change in Control.”

Basic covenants of the indenture	The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	pay distributions, redeem stock, prepay subordinated indebtedness or make other restricted payments;

•	incur indebtedness;

•	make certain investments;

•	create liens on our assets to secure debt;

•	restrict dividends, distributions or other payments from subsidiaries to us;

•	consolidate or merge;

•	sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries;

•	enter into transactions with affiliates;

•	designate subsidiaries as unrestricted subsidiaries;

•	use the proceeds of permitted sales of assets; and

•	change our line of business.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Exchange Notes — Covenants.”

Covenant suspension	At any time when the notes are rated investment grade by both Moody’s and Standard & Poors and no default or event of default has occurred and is continuing under the indenture, we and our subsidiaries will not be subject to many of the foregoing covenants. See “Description of the Exchange Notes — Suspended Covenants.”

Transfer restrictions; absence of a public market for the exchange notes	The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to make a trading market in the exchange notes after the exchange offer. Therefore, we cannot assure you as to the development of an active market for the exchange notes or as to the liquidity of any such market.

Form of exchange notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Same-day settlement	The global exchange notes will be shown on, and transfers of the global exchange notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The exchange notes are expected to trade in DTC’s Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.

Registrar and paying agent	U.S. Bank National Association

Governing law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, you should consider carefully the risks described below before deciding whether to participate in the exchange offer.

Risks Related to the Exchange Offer

If you fail to exchange new issue notes, existing transfer restrictions will remain in effect and the notes may be more difficult to sell.

If you fail to exchange new issue notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the new issue notes. In general, the new issue notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Registration Rights Agreements, we do not intend to register resales of the new issue notes.

The tender of new issue notes under the exchange offer will reduce the principal amount of the currently outstanding new issue notes. Due to the corresponding reduction in liquidity, this may decrease, and increase the volatility of, the market price of any currently outstanding new issue notes that you continue to hold following completion of the exchange offer.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for new issue notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of new issue notes into the exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of new issue notes for exchange. New issue notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreements will terminate. See “Exchange Offer — Procedures for Tendering” and “Exchange Offer — Consequences of Failure to Exchange.”

Some holders who exchange their new issue notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your new issue notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Notes

We distribute all of our available cash to our unitholders and are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

Subject to the limitations on restricted payments contained in the indenture governing our existing notes, the indenture governing the notes and our existing credit facility, we distribute all of our “available cash” each quarter to our limited partners and our general partner. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our senior secured credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners. We are unable to borrow under our senior secured credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to our partnership agreement.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets or equity, reduce capital expenditures, refinance all or a portion of our existing indebtedness or obtain additional financing. We cannot assure you that we will be able to refinance our indebtedness, sell assets or equity, or borrow more funds on terms acceptable to us, if at all.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our operating partnership and its operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than our interest in our operating partnership. As a result, our ability to make required payments on the notes depends on the performance of our operating partnership and its subsidiaries and their ability to distribute funds to us. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes or a sale of assets. We may not be able to refinance the notes or sell assets on acceptable terms, or at all.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We currently have, and following this exchange offer will continue to have, a substantial amount of indebtedness. As of March 31, 2013, we had total debt of approximately $1,318.9 million, consisting of $505.1 million of the new issue notes including unamortized premium, $650.0 million of our 5.875% Senior Notes, $154.5 million of borrowings under our existing credit facility and $9.3 million of capital leases, and had additional borrowing capacity under our existing credit facility of $445.4 million, excluding $0.1 million in outstanding letters of credit. In addition, as of March 31, 2013, the notes were structurally subordinated to $167.2 million of liabilities of our non-guarantor subsidiaries.

Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and the existing notes do not prohibit us or our subsidiaries from doing so if we meet applicable coverage tests. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If we add new indebtedness to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes and the guarantees are unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness.

The notes and the guarantees are general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor. Additionally, the indentures governing the notes and the existing notes permit us to incur additional secured indebtedness in the future.

If we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that ranks ahead of the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of the foregoing events, we cannot assure you that there will be sufficient remaining assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness. As of March 31, 2013, we had $154.5 million of secured indebtedness and had additional borrowing capacity under our credit facility of $445.4 million.

Our non-guarantor subsidiaries constitute a significant portion of our consolidated revenues and assets.

Not all of our subsidiaries will guarantee the notes. However, we present the financial information incorporated by reference in this prospectus on a consolidated basis, including all of our consolidated subsidiaries. In particular, the limited liability companies which own our interests in the WestOK and WestTX systems, and which are our consolidated subsidiaries, are prohibited by the terms of their operating agreements from guaranteeing the debt of the individual members of the companies, including us. Our non-guarantor subsidiaries accounted for approximately 82% of our revenues for the three months ended March 31, 2013. In addition, as of March 31, 2013, they held approximately $2.1 billion, or approximately 66%, of our consolidated assets. Because a substantial portion of our operations are conducted by the non-guarantor subsidiaries, our cash flow and our ability to service debt, including interest on and principal of the notes when due, depend to a significant extent upon cash distributions or other transfers from the non-guarantor subsidiaries, which will be contingent upon these subsidiaries’ earnings. As of March 31, 2013, the notes were structurally subordinated to $167.2 million of liabilities of our non-guarantor subsidiaries.

Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or the guarantees or to make any funds available for such payments, whether by distributions, loans or other payments. Any right that we or the guarantor subsidiaries have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.

Claims of noteholders will be structurally subordinate to claims of creditors of some of our subsidiaries because they will not guarantee the notes.

The notes will not be guaranteed by future subsidiaries that we may designate as “unrestricted.” Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of March 31, 2013, the notes were structurally subordinated to $167.2 million of liabilities of our non-guarantor subsidiaries.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that it would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of us or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•

the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be further subordinated to our or any of our guarantors’ other debt.

We believe that at the time the notes are initially issued each issuer and each guarantor will be:

•	neither insolvent nor rendered insolvent thereby;

•	in possession of sufficient capital to run its businesses effectively;

•	incurring indebtedness within its ability to pay as the same mature or become due; and

•	will have sufficient assets to satisfy any probable money judgment against it in any pending action.

In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions. Further, to the extent that the notes are guaranteed in the future by any subsidiary, a court passing on such guarantor regarding any such guarantee could conclude that such guarantee constituted a fraudulent conveyance or transfer.

The indenture governing the notes contains a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of a note will have the right to require us to make an offer to repurchase such holder’s note at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of repurchase.

We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our existing credit facility. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our existing credit facility, but may not be able to do so. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

Although the exchange notes will be registered under the Securities Act, they will not be listed on any securities exchange. Accordingly, there will not be an established public market for them. The initial purchasers of the new issue notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that such a market will continue. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Our general partner will not have any liability for the notes.

The indenture governing the notes provides that our general partner will have no liability for our obligations under the notes. Accordingly, if we and the subsidiary guarantors are unable to make payments on the notes, you will not be able to recover against our general partner.

Risks Relating to Our Business

The amount of cash we generate depends, in part, on factors beyond our control.

The amount of cash we generate may not be sufficient for us to pay distributions in the future. Our ability to make cash distributions depends primarily on our cash flows. Cash distributions do not depend directly on our profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits. The actual amounts of cash we generate will depend upon numerous factors relating to our business, which may be beyond our control, including:

•	the demand for natural gas, NGLs, crude oil and condensate;

•	the price of natural gas, NGLs, crude oil and condensate (including the volatility of such prices);

•	the amount of NGL content in the natural gas we process;

•	the volume of natural gas we gather;

•	efficiency of our gathering systems and processing plants;

•	expiration of significant contracts;

•	continued development of wells for connection to our gathering systems;

•	our ability to connect new wells to our gathering systems;

•	our ability to integrate newly-formed ventures or acquired businesses with our existing operations;

•	the availability of local, intrastate and interstate transportation systems;

•	the availability of fractionation capacity;

•	the expenses we incur in providing our gathering services;

•	the cost of acquisitions and capital improvements;

•	required principal and interest payments on our debt;

•	fluctuations in working capital;

•	prevailing economic conditions;

•	fuel conservation measures;

•	alternate fuel requirements;

•	the strength and financial resources of our competitors;

•	the effectiveness of our commodity price risk management program and the creditworthiness of our derivatives counterparties;

•	governmental (including environmental and tax) laws and regulations; and

•	technical advances in fuel economy and energy generation devices.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level of capital expenditures we make;

•	the sources of cash used to fund our acquisitions;

•	limitations on our access to capital or the market for our common units and notes;

•	our debt service requirements; and

•	the amount of cash reserves established by our General Partner for the conduct of our business.

Our ability to make payments on and to refinance our indebtedness will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic and industry conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow sufficient funds to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets or equity, reduce capital expenditures, refinance all or a portion of our existing indebtedness or obtain additional financing. We cannot assure you that we will be able to refinance our indebtedness, sell assets or equity, or borrow more funds on terms acceptable to us, or at all.

Economic conditions and instability in the financial markets could negatively impact our business.

Our operations are affected by the financial markets and related effects in the global financial system. The consequences of an economic recession and the effects of a financial crisis may include a lower level of economic activity and/or increased volatility in energy prices. This may result in a decline in energy consumption and lower market prices for oil and natural gas, and has previously resulted in a reduction in drilling activity in our service area and in wells connected to our pipeline system being shut in by their operators until prices improved. Any of these events may adversely affect our revenues and our ability to fund capital expenditures and, in turn, may impact the cash we have available to fund our operations, pay required debt service and make distributions to our unitholders.

Instability in the financial markets may increase the cost of capital while reducing the availability of funds. This may affect our ability to raise capital and reduce the amount of cash available to fund our operations. We rely on our cash flow from operations and borrowings under our existing credit facility to execute our growth strategy and to meet our financial commitments and other short-term liquidity needs. We cannot be certain that additional capital will be available to us to the extent required and on acceptable terms. Disruptions in the capital and credit markets could limit our access to liquidity needed for our business and impact our flexibility to react to changing economic and business conditions. Any disruption could require us to take measures to conserve cash until the markets stabilize or until we can arrange alternative credit arrangements or other funding for our business needs. Such measures could include reducing or delaying business activities, reducing our operations to lower expenses, and reducing other discretionary uses of cash. We may be unable to execute our growth strategy, take advantage of business opportunities or to respond to competitive pressures, any of which could negatively impact our business.

The economic climate, as existing from time to time, could have an adverse impact on our lenders, producers, key suppliers or other customers, causing them to fail to meet their obligations to us. Market conditions could also impact our derivative instruments. If a counterparty is unable to perform its obligations and the derivative instrument is terminated, our cash flow and ability to make required debt service payments and pay distributions could be impacted. The uncertainty and volatility surrounding the global financial crisis may have further impacts on our business and financial condition that we currently cannot predict or anticipate.

We are affected by the volatility of prices for natural gas, NGL and crude oil products.

We derive a majority of our gross margin from POP and Keep-Whole contracts. As a result, our income depends to a significant extent upon the prices at which we buy and sell natural gas and at which we sell NGLs and condensate. Average estimated unhedged 2013 market prices for NGLs, natural gas and crude oil, based upon NYMEX forward price curves as of April 5, 2013, were $0.85 per gallon, $4.26 per MMBTU and $92.56 per barrel, respectively. A 10% change in these prices would change our forecasted net income for the twelve-month period ended March 31, 2014 by approximately $13.1 million. Additionally, changes in natural gas prices may indirectly impact our profitability since prices can influence drilling activity and well operations, and could cause operators of wells currently connected to our pipeline system or that we expect will be connected to our system to shut in their production until prices improve, thereby affecting the volume of gas we gather and process. Historically, the prices of natural gas, NGLs and crude oil have been subject to significant volatility in response to relatively minor changes in the supply and demand for these products, market uncertainty and a variety of additional factors beyond our control, including those we describe in “—The amount of cash we generate depends, in part, on factors beyond our control,” above. West Texas Intermediate crude oil prices traded in a range of $77.69 per barrel to $109.77 per barrel in 2012, while Henry Hub natural gas prices have traded in a range of $1.91 per MMBTU to $3.90 per MMBTU, during the same time period. We expect this volatility to continue. This volatility may cause our gross margin and cash flows to vary widely from period to period. Our commodity price risk management strategies may not be sufficient to offset price volatility risk and, in any event, do not cover all the throughput volumes. Moreover, derivative instruments are subject to inherent risks, which we describe in “—Our commodity price risk management strategies may fail to protect us and could reduce our gross margin and cash flow.”

Our commodity price risk management strategies may fail to protect us and could reduce our gross margin and cash flow.

Our operations expose us to fluctuations in commodity prices. We utilize derivative contracts related to the future price of crude oil, natural gas and NGLs with the intent of reducing the volatility of our cash flows due to fluctuations in commodity prices. To the extent we protect our commodity prices using derivative contracts we may forego the benefits we would otherwise experience if commodity prices were to change in our favor. Our commodity price risk management activity may fail to protect or could harm us because, among other things:

•	entering into derivative instruments can be expensive, particularly during periods of volatile prices;

•	available derivative instruments may not correspond directly with the risks against which we seek protection;

•	price relationship between the physical transaction and the derivative transaction could change;

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the anticipated physical transaction could be different than projected due to changes in contracts, lower production volumes or other operational impacts, resulting in possible losses on the derivative instrument, which are not offset by income on the anticipated physical transaction; and

•	the party owing money in the derivative transaction may default on its obligation to pay.

Regulations promulgated by the Commodities Futures Trading Commission could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act is intended to change fundamentally the way swap transactions are entered into, transforming an over-the-counter market in which parties negotiate directly with each other into a regulated market in which most swaps are to be executed on registered exchanges or swap execution facilities and cleared through central counterparties. These statutory requirements must be implemented through regulation, primarily through rules to be adopted by the Commodities Futures Trading Commission, or CFTC. Many market participants will be newly regulated as swap dealers or major swap participants, with new regulatory capital requirements and other regulations that impose business conduct rules and mandate how they hold collateral or margin for swap transactions. All market participants will be subject to new reporting and recordkeeping requirements. The new regulations may require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our existing or future derivative activities. As a commercial end-user, which uses swaps to hedge or mitigate commercial risk, rather than for speculative purposes, we are permitted to opt out of the clearing and exchange trading requirements. However, we could be exposed to greater liquidity and credit risk with respect to our hedging transactions if we do not use cleared and exchange-traded swaps. Counterparties to our derivative instruments, which are federally insured depository institutions, are required to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties. The new regulations could significantly increase the cost of derivative contracts; materially alter the terms of derivative contracts; reduce the availability of derivatives to protect against risks we encounter; reduce our ability to monetize or restructure our derivative contracts in existence at that time; and increase our exposure to less creditworthy counterparties. If we reduce or change the way we use derivative instruments as a result of the legislation or regulations, our results of operations may become more volatile and cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our consolidated financial position, results of operations and/or cash flows.

We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could negatively impact our business.

We have historically experienced minimal collection issues with our counterparties; however our revenue and receivables are highly concentrated in a few key customers and therefore we are subject to risks of loss resulting from nonpayment or nonperformance by our key customers. In an attempt to reduce this risk, we have established credit limits for each counterparty and we attempt to limit our credit risk by obtaining letters of credit or other appropriate forms of security. Nonetheless, we have key customers whose credit risk cannot realistically be otherwise mitigated. Any material nonpayment or nonperformance by our key customers could impact our cash flow and ability to make required debt service payments and pay distributions.

Due to our lack of asset diversification, negative developments in our operations could reduce our ability to fund our operations, pay required debt service and make distributions to our common unitholders.

We rely primarily on the revenues generated from our gathering, processing and treating operations, and as a result, our financial condition depends upon prices of, and continued demand for, natural gas, NGLs and condensate. Due to our lack of asset-type diversification, a negative development in this business could have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

The amount of natural gas we gather will decline over time unless we are able to attract new wells to connect to our gathering systems.

Production of natural gas from a well generally declines over time until the well can no longer economically produce natural gas and is plugged and abandoned. Failure to connect new wells to our gathering systems could, therefore, result in the amount of natural gas we gather declining substantially over time and could, upon exhaustion of the current wells, cause us to abandon one or more of our gathering systems and, possibly, cease operations. The primary factors affecting our ability to connect new supplies of natural gas to our gathering systems include our success in contracting for existing wells not committed to other systems, the level of drilling activity near our gathering systems and our ability to attract natural gas producers away from our competitors’ gathering systems.

Over time, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. A decrease in exploration and development activities in the fields served by our gathering, processing and treating facilities could result if there is a sustained decline in natural gas, crude oil and/or NGL prices, which, in turn, would lead to a reduced utilization of these assets. The decline in the credit markets, the lack of availability of credit, debt or equity financing and the decline in commodity prices may result in a reduction of producers’ exploratory drilling. We have no control over the level of drilling activity in our service areas, the amount of reserves underlying wells that connect to our systems and the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, drilling costs, geological considerations, governmental regulation and the availability and cost of capital. In a low price environment, producers may determine to shut in wells already connected to our systems until prices improve. Because our operating costs are fixed to a significant degree, a reduction in the natural gas volumes we gather or process would result in a reduction in our gross margin and cash flow.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in reduced volumes available for us to gather and process.

Various federal and state initiatives are underway to regulate, or further investigate, the environmental impacts of hydraulic fracturing, a process that involves the pressurized injection of water, chemicals and other substances into rock formations to stimulate hydrocarbon production. The adoption of any future federal, state or local laws or regulations imposing additional permitting, disclosure or regulatory obligations related to, or otherwise restricting or increasing costs regarding the use of hydraulic fracturing could make it more difficult to drill certain oil and natural gas wells. As a result, the volume of natural gas we gather and process from wells that use hydraulic fracturing could be substantially reduced, which could adversely affect our gross margin and cash flow.

We currently depend on certain key producers for their supply of natural gas; the loss of any of these key producers could reduce our revenues.

During 2012, Chesapeake Energy Corporation; COG Operating LLC; Endeavor Energy Resources LP; Energen Resources Corporation; Laredo Petroleum Inc.; Parsley Energy, LP; Pioneer Natural Resources Company; Range Resources Corporation; SandRidge Exploration and Production, LLC; Woolsey Operating Company LLC; and XTO accounted for a significant amount of our natural gas supply. If these producers reduce the volumes of natural gas they supply to us, our gross margin and cash flow could be reduced unless we obtain comparable supplies of natural gas from other producers.

We may face increased competition in the future.

We face competition for well connections.

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Carrera Gas Company; Copano Energy, LLC; DCP Midstream, LLC; Energy Transfer Partners, LP; Enogex, LLC and ONEOK Field Services Company, operate competing gathering systems and processing plants in our Velma service area.

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Access Midstream Partners, LP; DCP Midstream, LLC; Caballo Energy, LLC.; Lumen Midstream Partners, LLC; Mustang Fuel Corporation; ONEOK Field Services Company; SemGas, L. P.; and Superior Pipeline Company, LLC operate competing gathering systems and processing plants in our WestOK service area.

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Crosstex Energy Services; DCP Midstream, LLC; Southern Union Company; Targa Resources Partners; and West Texas Gas, Inc. operate competing gathering systems and processing plants in our WestTX service area.

•	Enogex, LLC; MarkWest Energy Partners, L.P.; and Scissor Tail Energy LLC operate competing gathering systems and processing plants in our Arkoma service area.

Some of our competitors have greater financial and other resources than we do. If these companies become more active in our service areas, we may not be able to compete successfully with them in securing new well connections or retaining current well connections. If we do not compete successfully, the amount of natural gas we gather and process will decrease, reducing our gross margin and cash flow.

The amount of natural gas we gather or process may be reduced if the intrastate and interstate pipelines to which we deliver natural gas or NGLs cannot or will not accept the gas.

Our gathering systems principally serve as intermediate transportation facilities between wells connected to our systems and the intrastate or interstate pipelines to which we deliver natural gas. Our plant tailgate pipelines, including the Driver Residue Pipeline, provide essential links between our processing plants and intrastate and interstate pipelines that move natural gas to market. We deliver NGLs to intrastate or interstate pipelines at the tailgates of the plants. If one or more of the pipelines or fractionation facilities to which we deliver natural gas and NGLs has service interruptions, capacity limitations or otherwise cannot or do not accept natural gas or NGLs from us, and we cannot arrange for delivery to other pipelines or fractionation facilities, the amount of natural gas we gather and process may be reduced. Since our revenues depend upon the volumes of natural gas we gather and natural gas and NGLs we sell or transport, this could result in a material reduction in our gross margin and cash flow.

Failure of the natural gas or NGLs we deliver to meet the specifications of interconnecting pipelines could result in curtailments by the pipelines.

The pipelines to which we deliver natural gas and NGLs typically establish specifications for the products they are willing to accept. These specifications include requirements such as hydrocarbon dew point, compositions, temperature, and foreign content (such as water, sulfur, carbon dioxide, and hydrogen sulfide), and these specifications can vary by product or pipeline. If the total mix of a product that we deliver to a pipeline fails to meet the applicable product quality specifications, the pipeline may refuse to accept all or a part of the products scheduled for delivery to it or may invoice us for the costs to handle the out-of-specification products. In those circumstances, we may be required to find alternative markets for that product or to shut-in the producers of the non-conforming natural gas causing the products to be out of specification, potentially reducing our through-put volumes or revenues.

The success of our operations depends upon our ability to continually find and contract for new sources of natural gas supply.

Our agreements with most producers with which we do business generally do not require them to dedicate significant amounts of undeveloped acreage to our systems. While we do have some undeveloped acreage dedicated on our systems, most notably with our partner Pioneer on our WestTX system, we do not have assured sources to provide us with new wells to connect to our gathering systems. Failure to connect new wells to our operations, as described in “—The amount of natural gas we gather will decline over time unless we are able to attract new wells to connect to our gathering systems,” above, could reduce our gross margin and cash flow.

If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, our cash flow could be reduced.

We do not own all the land on which our pipelines are constructed. We obtain the rights to construct and operate our pipelines on land owned by third parties. In some cases, these rights expire at a specified time. Therefore we are subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition. We may be unable to obtain rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our cash flow could be reduced.

The scope and costs of the risks involved in making acquisitions may prove greater than estimated at the time of the acquisition.

Any acquisition, including our recent Cardinal Acquisition (see “Summary — Recent Developments”), involves potential risks, including, among other things:

•	the risk that reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

•	mistaken assumptions about revenues and costs, including synergies;

•	significant increases in our indebtedness and working capital requirements;

•	delays in obtaining any required regulatory approvals or third party consents;

•	the imposition of conditions on any acquisition by a regulatory authority;

•	an inability to integrate successfully or timely the businesses we acquire;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	the diversion of management’s attention from other business concerns;

•	increased demands on existing personnel;

•	customer or key employee losses at the acquired businesses; and

•	the failure to realize expected growth or profitability.

The scope and cost of these risks may ultimately be materially greater than estimated at the time of the acquisition. Further, our future acquisition costs may be higher than those we have achieved historically. Any of these factors could adversely impact our future growth and our ability to make or increase distributions.

We may be unsuccessful in integrating the operations from the Cardinal Acquisition, or any future acquisitions, with our operations and in realizing all the anticipated benefits of these acquisitions.

We continue to have an active, on-going program to identify potential acquisitions. Our integration of the operations acquired through the Cardinal Acquisition (see “Summary — Recent Developments”), or other previously independent operations, with our own can be a complex, costly and time-consuming process. The difficulties of combining these systems with existing systems include, among other things:

•	operating a significantly larger combined entity;

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	consolidating operational and administrative functions;

•	integrating pipeline safety-related records and procedures;

•	integrating internal controls, compliance under Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

Our investment and the additional overhead costs we incur to grow our business may not deliver the expected incremental volume or cash flow. Costs incurred and liabilities assumed in connection with the acquisition and increased capital expenditures and overhead costs incurred to expand our operations could harm our business or future prospects, and result in significant decreases in our gross margin and cash flow.

Our construction of new assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could impair our results of operations and financial condition.

We are actively growing our business through the construction of new assets. The construction of additions or modifications to our existing systems and facilities, and the construction of new assets, involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. Any projects we undertake may not be completed on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we expand a gathering system, the construction may occur over an extended period of time, and we will not receive any material increase in revenues until the project is completed. Moreover, we are constructing facilities to capture anticipated future growth in production in a region in which growth may not materialize. Since we are not engaged in the exploration for, and development of, natural gas reserves, we often do not have access to estimates of potential reserves in an area before constructing facilities in the area. To the extent we rely on estimates of future production in our decision to construct additions to our systems, the estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could impair our results of operations and financial condition. In addition, our actual revenues from a project could materially differ from expectations as a result of the volatility in the price of natural gas, the NGL content of the natural gas processed and other economic factors described in this section.

We continue to expand the natural gas gathering systems surrounding our facilities in order to maximize plant throughput. In addition to the risks discussed above, expected incremental revenue from recent projects could be reduced or delayed due to the following reasons:

•	difficulties in obtaining capital for additional construction and operating costs;

•	difficulties in obtaining permits or other regulatory or third-party consents;

•	additional construction and operating costs exceeding budget estimates;

•	revenue being less than expected due to lower commodity prices or lower demand;

•	difficulties in obtaining consistent supplies of natural gas; and

•	terms in operating agreements that are not favorable to us.

We may not be able to execute our growth strategy successfully.

Our strategy contemplates substantial growth through both the acquisition of other gathering systems and processing assets and the expansion of our existing gathering systems and processing assets. Our growth strategy through acquisitions involves numerous risks, including:

•	we may not be able to identify suitable acquisition candidates;

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we may not be able to make acquisitions on economically acceptable terms for various reasons, including limitations on access to capital and increased competition for a limited pool of suitable assets;

•	our costs in seeking to make acquisitions may be material, even if we cannot complete any acquisition we have pursued;

•	irrespective of estimates at the time we make an acquisition, the acquisition may prove to be dilutive to earnings and operating surplus;

•	we may encounter delays in receiving regulatory approvals or may receive approvals that are subject to material conditions;

•	we may encounter difficulties in integrating operations and systems; and

•	any additional debt we incur to finance an acquisition may impair our ability to service our existing debt.

Limitations on our access to capital or the market for our common units could impair our ability to execute our growth strategy.

Our ability to raise capital for acquisitions and other capital expenditures depends upon ready access to the capital markets. Historically, we have financed our acquisitions and expansions through bank credit facilities and the proceeds of public and private debt and equity offerings. If we are unable to access the capital markets, we may be unable to execute our growth strategy.

Our debt levels and restrictions in our revolving credit facility and the indentures governing our senior notes could limit our ability to fund operations and pay required debt service.

We have a significant amount of debt. We will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, which will reduce the funds that would otherwise be available for operations and future business opportunities. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying business activities, acquisitions, investments and/or capital expenditures; selling assets; restructuring or refinancing our indebtedness; or seeking additional equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms, or at all.

Our revolving credit facility and the indentures governing our senior notes contain covenants limiting the ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions to unitholders. Our revolving credit facility also contains covenants requiring us to maintain certain financial ratios.

Increases in interest rates could adversely affect our unit price.

Credit markets recently have experienced record lows in interest rates. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units. A rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity or to incur debt to make acquisitions or for other purposes and could impact our ability to make cash distributions.

Regulation of our gathering operations could increase our operating costs; decrease our revenue; or both.

Our gathering and processing of natural gas is exempt from regulation by FERC, under the Natural Gas Act of 1938. While gas transmission activities conducted through our plant tailgate pipelines, such as the Driver Residue Pipeline, are subject to FERC’s Natural Gas Act jurisdiction, FERC may limit the extent to which it regulates those activities. The way we operate, the implementation of new laws or policies (including changed interpretations of existing laws) or a change in facts relating to our plant tailgate pipeline operations could subject our operations to more extensive regulation by FERC under the Natural Gas Act, the Natural Gas Policy Act, or other laws. Any such regulation could increase our costs; decrease our gross margin and cash flow, or both.

Even if our gathering and processing of natural gas is not generally subject to regulation under the Natural Gas Act, FERC regulation will still affect our business and the market for our products. FERC’s policies and practices affect a range of natural gas pipeline activities, including, for example, its policies on interstate natural gas pipeline open access transportation, ratemaking, capacity release, environmental protection and market center promotion, which indirectly affect intrastate markets. FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. We cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

Since federal law generally leaves any economic regulation of natural gas gathering to the states, state and local regulations may also affect our business. Matters subject to such regulation include access, rates, terms of service and safety. For example, our gathering lines are subject to ratable take, common purchaser, and similar statutes in one or more jurisdictions in which we operate. Common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer, while ratable take statutes generally require gatherers to take, without discrimination, natural gas production that may be tendered to the gatherer for handling. Kansas, Oklahoma and Texas have adopted complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and discrimination with respect to rates or terms of service. Should a complaint be filed with the Texas Railroad Commission, Oklahoma Corporation Commission or Kansas Corporation Commission, or should one or more of these agencies become more active in regulating our industry, our revenues could decrease. Collectively, all of these statutes may restrict our right as an owner of gathering facilities to decide with whom we contract to purchase or gather natural gas.

Compliance with pipeline integrity regulations issued by the DOT and state agencies could result in substantial expenditures for testing, repairs and replacement.

DOT and state agency regulations require pipeline operators to develop integrity management programs for transportation pipelines located in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventative and mitigating actions.

While we do not believe that the cost of implementing integrity management program testing along segments of our pipeline will have a material effect on our results of operations, the costs of any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program could be substantial.

Our midstream natural gas operations could incur significant costs if PHMSA adopts more stringent regulations governing our business.

On January 3, 2012, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, or the “Act,” was signed into law. The Act directs the Secretary of Transportation to undertake a number of reviews, studies and reports, some of which may result in natural gas and hazardous liquids pipeline safety rulemakings. These rulemakings will be conducted by PHMSA.

Since passage of the Act, PHMSA has published several notices of proposed rulemaking which propose a number of changes to regulations governing the safety of gas transmission pipelines, gathering lines and related facilities, including increased safety requirements and increased penalties.

The adoption of regulations that apply more comprehensive or stringent safety standards to gathering lines could require us to install new or modified safety controls, incur additional capital expenditures, or conduct maintenance programs on an accelerated basis. Such requirements could result in our incurrence of increased operational costs that could be significant; or if we fail to, or are unable to, comply, we may be subject to administrative, civil and criminal enforcement actions, including assessment of monetary penalties or suspension of operations, which could have a material adverse effect on our financial position or results of operations and our ability to make distributions to our unitholders.

Our midstream natural gas operations may incur significant costs and liabilities resulting from a failure to comply with new or existing environmental regulations or a release of regulated materials into the environment by us or the producers in our service areas.

The operations of our gathering systems, plants and other facilities, as well as the operations of the producers in our service areas, are subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we, and our producers, dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, increased cost of operations, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of regulated substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of regulated substances into the environment, and waste disposal practices. For example, an accidental release from one of our pipelines or processing facilities could subject us to substantial liabilities arising from (1) environmental cleanup, restoration costs and natural resource damages; (2) claims made by neighboring landowners and other third parties for personal injury and property damage; and (3) fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies, including those relating to emissions from production, processing and transmission activities, could significantly increase our compliance costs and the cost of any remediation that may become necessary. Producers in our service areas may curtail or abandon exploration and production activities if any of these regulations cause their operations to become uneconomical. We may not be able to recover some or any of these costs from insurance.

Climate change legislation or regulations restricting emissions of greenhouse gases (“GHGs”) could result in increased operating costs and reduced demand for our midstream services.

In response to findings that emissions of carbon dioxide, methane, and other GHGs present an endangerment to public health and the environment because emissions of such gases are contributing to the warming of the earth’s atmosphere and other climate changes, the EPA adopted regulations under existing provisions of the federal Clean Air Act that require entities that produce certain gases to inventory, monitor and report such gases. Additionally, the EPA adopted rules to regulate GHG emissions through traditional major source construction and operating permit programs. The EPA confirmed the permitting thresholds established in a 2010 rule in July 2012. These permitting programs require consideration of and, if deemed necessary, implementation of best available control technology to reduce GHG emissions. As a result, our operations could face additional costs for emissions control and higher costs of doing business.

Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by their pipelines. We may also be held liable for clean-up costs resulting from pollution that occurred before our acquisition of a gathering system. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth of pipelines, methods of welding and other construction-related standards. Any violation of environmental, construction or safety laws could impose substantial liabilities and costs on us.

We are also subject to the requirements of OSHA, and comparable state statutes. Any violation of OSHA could impose substantial costs on us.

Oil and gas operators can be impacted by litigation brought against the agencies which regulate the oil and industry. The outcomes of such activities can impact our operations. For example, the Center for Biological

Diversity (“CBD”) recently notified the U.S. Army Corp of Engineers (the “Corp”) of its intent to file a lawsuit to challenge the Corp’s administration of the Nationwide Permit (“NWP”) program, a program used by the oil and gas industry to permit pipeline construction projects. Unless the Corp acts to correct alleged Endangered Species Act violations, the CBD has threatened further litigation to immediately suspend the NWP program.

We cannot predict whether or in what form any new litigation or regulatory requirements might be enacted or adopted, nor can we predict our costs of compliance. In general, we expect new regulations would increase our operating costs and, possibly, require us to obtain additional capital to pay for improvements or other compliance actions necessitated by those regulations.

We are subject to operating and litigation risks that may not be covered by insurance.

Our operations are subject to all operating hazards and risks incidental to gathering, processing and treating natural gas and NGLs. These hazards include:

•	damage to pipelines, plants, related equipment and surrounding properties caused by floods and other natural disasters;

•	inadvertent damage from construction and farm equipment;

•	leakage of natural gas, NGLs and other hydrocarbons;

•	fires and explosions;

•	other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations; and

•	acts of terrorism directed at our pipeline infrastructure, production facilities and surrounding properties.

As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for some of our insurance policies have increased substantially, and could escalate further. In some instances, insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability, for which we were not fully insured, our gross margin and cash flow would be materially reduced.

The loss of key personnel could adversely affect our ability to operate.

Our ability to manage and grow our business effectively may be adversely affected if we lose key management or operational personnel. We depend on the continuing efforts of our general partner’s executive officers. The departure of any of these executive officers could have a significant negative impact on our business, operating results, financial condition, and on our ability to compete effectively in the marketplace. Additionally, our ability to hire, train, and retain qualified personnel will continue to be important and will become more challenging as we grow. Our ability to grow and to continue our current level of service to our customers will be adversely impacted if we are unable to successfully hire, train and retain these important personnel.

Catastrophic weather events may curtail operations at, or cause closure of, any of our processing plants, which could harm our business.

Our assets and operations can be adversely affected by hurricanes, floods, earthquakes, tornadoes and other natural phenomena and weather conditions, including extreme temperatures. If operations at any of our processing plants were to be curtailed, or closed, whether due to natural catastrophe, accident, environmental regulation, periodic maintenance, or for any other reason, our ability to process natural gas from the relevant gathering system and, as a result, our ability to extract and sell NGLs, would be harmed. If this curtailment or stoppage were to extend for more than a short period, our gross margin and cash flow could be materially reduced.

The threat of terrorist attacks has resulted in increased costs, and future war or risk of war may adversely impact our results of operations and our ability to raise capital.

Terrorist attacks or the threat of terrorist attacks cause instability in the global financial markets and other industries, including the energy industry. Infrastructure facilities, including pipelines, production facilities, and transmission and distribution facilities, could be direct targets, or indirect casualties, of an act of terror. Our insurance policies generally exclude acts of terrorism. Such insurance is not available at what we believe to be acceptable pricing levels.

Risks Relating to Our Ownership Structure

ATLS and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit it to favor its own interests to the detriment of our unitholders.

ATLS owns and controls our general partner and also has a 7.4% limited partner interest in us. We do not have any employees and rely solely on employees of ATLS and its affiliates, who serve as our agents, including all of the senior managers who operate our business. A number of officers and employees of ATLS also own interests in us. Conflicts of interest may arise between ATLS, our general partner and its affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests and the interests of our unitholders. These conflicts include, among others, the following situations:

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Employees of ATLS who provide services to us also devote time to the businesses of ATLS in which we have no economic interest. If these separate activities are greater than our activities, there could be material competition for the time and effort of the employees who provide services to our general partner, which could result in insufficient attention to the management and operation of our business.

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Neither our partnership agreement nor any other agreement requires ATLS to pursue a future business strategy that favors us or to use our gathering or processing services. ATLS’ directors and officers have a fiduciary duty to make these decisions in the best interests of the unitholders of ATLS.

•	Our general partner is allowed to take into account the interests of parties other than us, such as ATLS, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to us.

•	Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates.

Conflicts of interest with ATLS and its affiliates, including the foregoing factors, could exacerbate periods of lower or declining performance, or otherwise reduce our gross margin and cash flow.

Cost reimbursements due to our general partner may be substantial.

We reimburse ATLS, our general partner and its affiliates, including officers and directors of ATLS, for all expenses they incur on our behalf. Our general partner has sole discretion to determine the amount of these expenses. In addition, ATLS provides us with services for which we are charged reasonable fees as determined by ATLS in its sole discretion. The reimbursement of expenses or payment of fees could adversely affect our ability to fund our operations and pay required debt service.

Our control of the WestOK and WestTX systems is limited by provisions of the limited liability company operating agreements with Anadarko and, with respect to the WestTX system, the operation and expansion agreement with Pioneer. Our control of Centrahoma is limited by provisions of the joint venture agreement with MarkWest.

The managing member of each of the limited liability companies, which owns the interests in the WestOK and WestTX systems, is our subsidiary. However, the consent of Anadarko is required for specified extraordinary transactions, such as admission of new members, engaging in transactions with our affiliates not approved by the company conflicts committee, incurring debt outside the ordinary course of business and disposing of company assets above specified thresholds. The WestTX system is also governed by an operation and expansion agreement with Pioneer, which gives system owners having at least a 60% interest in the system the right to approve the annual operating budget and capital investment budget and to impose other limitations on the operation of the system. Thus, a holder of a greater than 40% interest in the system would effectively have a veto right over the operation of the system. Pioneer currently owns an approximate 27% interest in the system.

Similarly, we own a 60% interest in Centrahoma. The consent of MarkWest, which owns a 40% interest, will be required for specified transactions, such as approving expenses in excess of $100,000; approving any expansion proposals; modifying, amending or terminating certain gas processing and facilities operating agreements; entering into any new gas processing agreements that materially differ from its existing gas processing agreements; approving contracts between Centrahoma and us or any of our subsidiaries; amending the limited liability company operating agreement; and authorizing any acts that are not in the ordinary course of business of Centrahoma. Thus, while we own a majority interest in Centrahoma, MarkWest will effectively have a veto right over most operations of Centrahoma.

Our control of the TEAK Joint Ventures is limited by provisions of the limited liability company operating agreements and other operational agreements governing such joint ventures.

In connection with the TEAK Acquisition, we acquired a 75% interest in T2 LaSalle Gathering Company LLC and a 50% interest in each of T2 Eagle Ford Gathering Company LLC and T2 EF Cogeneration Holdings LLC. Our control of these TEAK Joint Ventures is limited by the limited liability company operating agreements and other operations agreements governing the joint ventures. The limited liability company operating agreement of each TEAK Joint Venture provides that each company will be managed by a managing committee, which must approve by majority vote all business affairs of the company, including the incurrence of certain expenses, entry into material contracts, approval of budgets and capital expenditures and amendments to each respective company’s organizational documents. As we can appoint only 50% of the members of each managing committee, TexStar Midstream Services, LP, the partner in these joint ventures, will effectively have a veto right over most operations of the TEAK Joint Ventures. Furthermore, other operational agreements and contractual arrangements governing the TEAK Joint Ventures may further restrict our control in certain circumstances.

We own a non-controlling interest in WTLPG and may have limited ability to influence significant business decisions affecting this entity.

We have a 20% non-controlling ownership interest in WTLPG, which means we have limited ability to influence the business decisions of this entity. In addition, we may be unable to control the amount of cash we will receive from the operation of WTLPG and we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to distribute cash to our unitholders.

SELECTED HISTORICAL FINANCIAL DATA

The following table should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere or incorporated by reference in this prospectus. We have derived the selected financial data set forth in the table for the three months ended March 31, 2013 and 2012 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which has been incorporated by reference in this prospectus. We have derived the selected financial data set forth in the table for each of the years ended December 31, 2012, 2011 and 2010 and at December 31, 2012 and 2011 from our consolidated financial statements incorporated by reference in this prospectus, which have been audited by Grant Thornton LLP, independent registered public accounting firm. We derived the financial data for the years ended December 31, 2009 and 2008 from our consolidated financial statements, which were audited by Grant Thornton LLP.

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
			(in thousands)
Statements of operations data:
Revenue:
Natural gas and liquids sales	$383,848	$289,225	$1,137,261	$1,268,195	$890,048	$636,231	$1,078,714
Transportation, processing and other fees	32,725	12,681	66,722	43,799	41,093	59,075	87,442
Derivative gain (loss)	(12,083)	(12,035)	31,940	(20,452)	(5,945)	(35,815)	29,741
Other income, net	3,422	2,415	10,097	11,192	10,392	13,114	6,844

Total revenues	407,912	292,286	1,246,020	1,302,734	935,588	672,605	1,202,741

Costs and expenses:
Natural gas and liquids cost of sales	325,540	233,105	927,946	1,047,025	720,215	527,730	900,460
Plant operating	21,271	13,881	60,480	54,686	48,670	45,566	47,371
Transportation and compression	588	264	1,618	833	1,061	6,657	11,249
General and administrative(1)	13,798	9,945	47,206	36,357	34,021	37,280	(2,933)
Other costs	530	(34)	15,069	1,040
Depreciation and amortization	30,458	20,842	90,029	77,435	74,897	75,684	71,764
Goodwill and other asset impairment loss	—	—	—	—	—	10,325	615,724
Interest	18,686	8,708	41,760	31,603	87,273	101,309	87,422

Total costs and expenses	410,871	286,711	1,184,108	1,248,979	966,137	804,551	1,731,057

Equity income in joint venture	2,040	896	6,323	5,025	4,920	4,043	—
Gain (loss) on asset sales and other(2)	—	—	—	256,272	(10,729)	108,947	—
Gain (loss) on early extinguishment of debt	(26,582)	—	—	(19,574)	(4,359)	(2,478)	17,420

Income (loss) from continuing operations before tax	(27,501)	6,471	68,235	295,478	(40,717)	(21,434)	(510,896)
Income tax expense	(9)	—	176

Income (loss) from continuing operations	(27,492)	6,471	68,059	295,478	(40,717)	(21,434)	(510,896)
Income (loss) from discontinued operations net of tax	—	—	—	(81)	321,155	84,148	(93,802)

Net income (loss)	(27,492)	6,471	68,059	295,397	280,438	62,714	(604,698)
(Income) loss attributable to non-controlling interests(3)	(1,369)	(1,536)	(6,010)	(6,200)	(4,738)	(3,176)	22,781
Preferred unit imputed dividend cost	—	—	—	—	—	—	(505)
Preferred unit dividends	—	—	—	(389)	(780)	(900)	(1,769)

Net income (loss) attributable to common limited partners and the General Partner	$(28,861)	$4,935	$62,049	$288,808	$274,920	$58,638	$(584,191)

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
			(in thousands, except per unit data)
Allocation of net income (loss) attributable to:
Common limited partner interest:
Continuing operations	$(31,206)	$3,467	$52,391	$281,449	$(45,347)	$(24,997)	$(503,533)
Discontinued operations	—	—	—	(79)	315,021	82,457	(91,917)

	(31,206)	3,467	52,391	281,370	269,674	57,460	(595,450)

General Partner interest:
Continuing operations	2,345	1,468	9,658	7,440	(888)	(513)	13,144
Discontinued operations	—	—	—	(2)	6,134	1,691	(1,885)

	2,345	1,468	9,658	7,438	5,246	1,178	11,259

Net income (loss) attributable to:
Continuing operations	(28,861)	4,935	62,049	288,889	(46,235)	(25,510)	(490,389)
Discontinued operations	—	—	—	(81)	321,155	84,148	(93,802)

	$(28,861)	$4,935	$62,049	$288,808	$274,920	$58,638	$(584,191)

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.48)	$0.06	$0.95	$5.22	$(0.85)	$(0.52)	$(11.80)
Discontinued operations	—	—	—	—	5.92	1.71	(2.16)

	$(0.48)	$0.06	$0.95	$5.22	$5.07	$1.19	$(13.96)

Diluted(4):
Continuing operations	$(0.48)	$0.06	$0.95	$5.22	$(0.85)	$(0.52)	$(11.80)
Discontinued operations	—	—	—	—	5.92	1.71	(2.16)

	$(0.48)	$0.06	$0.95	$5.22	$5.07	$1.19	$(13.96)

Balance sheet data (at period end):
Property, plant and equipment, net	$2,299,967	$1,642,350	$2,200,381	$1,567,828	$1,341,002	$1,327,704	$1,415,517
Total assets	3,154,430	1,980,918	3,065,638	1,930,812	1,764,848	2,137,963	2,413,196
Total debt, including current portion	1,318,912	613,325	1,179,918	524,140	565,974	1,254,183	1,493,427
Total equity	1,554,788	1,213,151	1,606,408	1,236,228	1,041,647	723,527	650,842
Cash flow data:
Net cash provided by (used in):
Operating activities	$35,256	$42,747	$174,638	$102,867	$106,427	$55,853	$(59,194)
Investing activities	(108,390)	(98,276)	(1,006,641)	67,763	594,753	241,123	(292,944)
Financing activities	77,997	55,529	835,233	(170,626)	(702,037)	(297,400)	341,242
Maintenance capital expenditures	$3,855	$4,510	$19,021	$18,247	$10,921	$3,750	$4,787
Expansion capital expenditures	104,661	76,657	354,512	227,179	35,715	106,524	176,869

Total capital expenditures	$108,516	$81,167	$373,533	$245,426	$46,636	$110,274	$181,656

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Operating data (unaudited):
Velma system:
Gathered gas volume (MCFD)	130,767	129,223	128,548	103,328	84,455	76,378	63,196
Processed gas volume (MCFD)	125,377	122,904	114,421	98,126	78,606	73,940	60,147
Residue Gas volume (MCFD)	102,238	100,335	100,711	80,330	64,138	58,350	47,497
NGL volume (BPD)	13,997	13,643	13,850	11,433	9,218	8,232	6,689
Condensate volume (BPD)	405	564	409	423	416	377	280
WestOK system:
Gathered gas volume (MCFD)	452,368	295,198	369,035	268,329	228,684	270,703	276,715
Processed gas volume (MCFD)	425,431	279,305	348,041	254,394	214,695	215,374	245,592
Residue Gas volume (MCFD)	396,694	251,940	322,751	230,907	193,200	228,261	239,498
NGL volume (BPD)	16,251	14,062	14,505	13,635	12,395	13,418	13,263
Condensate volume (BPD)	1,969	1,405	1,360	898	697	824	791
WestTX system(5):
Gathered gas volume (MCFD)	312,571	246,339	275,946	212,775	178,111	159,568	144,081
Processed gas volume (MCFD)	280,756	230,504	249,221	196,412	163,475	149,656	135,496
Residue Gas volume (MCFD)	209,891	160,022	179,539	133,857	105,982	101,788	92,019
NGL volume (BPD)	33,245	33,101	32,314	29,052	26,678	21,261	19,538
Condensate volume (BPD)	1,033	939	1,524	1,500	1,289	1,265	1,142
Arkoma system(5):
Gathered gas volume (MCFD)	260,732	—	222,045	—	—	—	—
Processed gas volume (MCFD)	201,301	—	211,032	—	—	—	—
NGL volume (BPD)	207,844	—	16,138	—	—	—	—
Condensate volume (BPD)	20,555	—	122	—	—	—	—
	158	—
Barnett system:
Average throughput volume — (MCFD)	21,401	—	22,935	—	—	—	—
Tennessee system:
Average throughput volume — (MCFD)	9,495	8,225	8,487	7,698	8,740	7,907	1,951
WTLPG system(5):
Average throughput volume — (BPD)	244,626	242,318	249,533	229,673	—	—	—

(1)	Includes non-cash compensation (income) expense of $4.4 million, $1.0 million, $11.6 million, $3.3 million, $3.5 million, $0.7 million and ($34.0) million for the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively; and includes compensation reimbursement to affiliates.
(2)	Represents the gain on sale of assets to Laurel Mountain in 2009 and the gain on sale of our 49% non-controlling interest in Laurel Mountain in 2011.
(3)	Represents Anadarko’s non-controlling interest in the operating results of the WestOK and WestTX systems and MarkWest’s non-controlling interest in Centrahoma.
(4)	For the years ended December 31, 2010, 2009 and 2008, approximately 300,000, 82,000 and 146,000 phantom units, respectively, were excluded from the computation of diluted earnings attributable to common limited partners per unit because the inclusion of such phantom units would have been anti-dilutive. For the years ended December 31, 2010 and 2009, 75,000 and 100,000 unit options were excluded, respectively, from the computation of diluted earnings attributable to common limited partners per unit because the inclusion of such unit options would have been anti-dilutive. For the year ended December 31, 2009, potential common limited partner units issuable upon exercise of our warrants were excluded from computation of diluted net loss attributable to common limited partners as the impact of the conversion would have been anti-dilutive. For the year ended December 31, 2008 potential common limited partner units issuable upon conversion of our $1,000 par value Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net income (loss) attributable to common limited partners as the impact of the conversion would have been anti-dilutive.
(5)	Operating data for Arkoma, WestTX and WTLPG represent 100% of the operating activity for the respective systems.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange new issue notes in a like principal amount. We will cancel new issue notes surrendered in exchange for the exchange notes in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010		2009		2008
Ratio of earnings to fixed charges(1)	— (2)	1.3x	2.1x	8.4x	—	(3)	—	(4)	—	(5)
Ratio of earnings to fixed charges and preferred dividends	N/A	N/A	2.1x	8.3x	—	(6)	—	(7)	—	(8)

(1)	Ratio of earnings to fixed charges means the ratio of income from continuing operations before income taxes and cumulative effect of accounting change, net, and fixed charges to fixed charges, where fixed charges are the interest on indebtedness, amortization of debt expense and estimated interest factor for rentals.
(2)	Our earnings were insufficient to cover our fixed charges by $31.4 million for this period.
(3)	Our earnings were insufficient to cover our fixed charges by $39.8 million for this period.
(4)	Our earnings were insufficient to cover our fixed charges by $26.5 million for this period.
(5)	Our earnings were insufficient to cover our fixed charges by $496.7 million for this period.
(6)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $40.6 million for this period.
(7)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $27.4 million for this period.
(8)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $499.0 million for this period.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2013.

You should read the following table in conjunction with our historical consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere or incorporated by reference in this prospectus.

As of March 31, 2013
(In thousands)
Cash and cash equivalents	$8,261

Total debt:
Senior secured revolving credit facility(1)	$154,500
Senior unsecured notes	1,155,063
Other	9,349

Total debt	1,318,912

Partners’ capital:
Common limited partners’ interests	1,456,911
General partner’s interests	31,031

Total partners’ capital	1,487,942

Total capitalization	$2,806,854

(1)	As of July 17, 2013, we had $80.0 million outstanding under the existing credit facility, excluding outstanding letters of credit of $0.4 million.

EXCHANGE OFFER

We sold the new issue notes on September 28, 2012 pursuant to the purchase agreement dated as of September 25, 2012 by and among us and the initial purchasers named therein and on December 20, 2012 pursuant to the purchase agreement dated as of December 6, 2012 by and among us and the initial purchasers named therein. The new issue notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

We sold the new issue notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the new issue notes are subject to transfer restrictions. In general, you may not offer or sell the new issue notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

In connection with the sale of the new issue notes, we entered into Registration Rights Agreements with the initial purchasers of the new issue notes. We are offering the exchange notes under this prospectus in an exchange offer for the new issue notes to satisfy our obligations under the Registration Rights Agreements. During the exchange offer period, we will exchange the exchange notes for all new issue notes properly surrendered and not withdrawn before the expiration date. We have registered the exchange notes; the transfer restrictions, registration rights and provisions for additional interest relating to the new issue notes will not apply to the exchange notes.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the exchange notes.

The SEC, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the new issue notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for new issue notes, where such new issue notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any new issue notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of new issue notes surrendered in the exchange offer. New issue notes may be tendered only for exchange notes and only in a minimum denomination of $2,000, and thereafter in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of new issue notes being tendered in the exchange offer.

This prospectus is being sent to DTC, the sole registered holder of the new issue notes, and to all persons that we can identify as beneficial owners of the new issue notes. There will be no fixed record date for determining registered holders of new issue notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. New issue notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These new issue notes will be entitled to the rights and benefits such holders have under the indenture relating to the new issue notes and the Registration Rights Agreements.

We will be deemed to have accepted for exchange properly tendered new issue notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the Registration Rights Agreements. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender new issue notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of new issue notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “— Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any new issue notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2013, which is the 21st business day after the commencement of the exchange offer, unless, in our reasonable discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right to delay acceptance of any new issue notes in accordance with Rule 14e-1(c), and extend or terminate this exchange offer and not accept any new issue notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the new issue notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise, and we will disclose the number of new issue notes tendered as of the date of the notice.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of the new issue notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of the new issue notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any new issue notes that have been tendered;

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Extensions, Delays in Acceptance, Termination or Amendment.”

Procedures for Tendering

To participate in the exchange offer, you must properly tender your new issue notes to the exchange agent as described below. We will only issue exchange notes in exchange for new issue notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the new issue notes, and you should follow carefully the instructions on how to tender your new issue notes. It is your responsibility to properly tender your new issue notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your new issue notes, please call the exchange agent whose address and phone number are described in the letter of transmittal.

We issued all of the new issue notes in book-entry form, and all of the new issue notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the new issue notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their new issue notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender new issue notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange new issue notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Guaranteed delivery. There is no procedure for guaranteed late delivery of the new issue notes.

Determinations under the exchange offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered new issue notes and withdrawal of tendered new issue notes. Our determination will be final and binding. We reserve the absolute right to reject any new issue notes not properly tendered or any new issue notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular new issue notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of new issue notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of new issue notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of new issue notes will not be deemed made until such defects or irregularities have been cured or waived. Any new issue notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

When we will issue exchange notes. In all cases, we will issue exchange notes for new issue notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, before 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such new issue notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of new issue notes not accepted or exchanged. If we do not accept any tendered new issue notes for exchange or if new issue notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged new issue notes without charge to their tendering holder. Such non-exchanged new issue notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your representations to us. By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for new issue notes, you acquired those new issue notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn new issue notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any new issue notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any new issue notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the new issue notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn new issue notes by following the procedures described under “— Procedures for Tendering” above at any time on or before the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of new issue notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of new issue notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your new issue notes for exchange notes under the exchange offer, the new issue notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the new issue notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register new issue notes under the Securities Act unless the Registration Rights Agreements require us to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the new issue notes. This carrying value is the aggregate principal amount of the new issue notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered new issue notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any new issue notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered new issue notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Credit Facility

At March 31, 2013, we had a $600.0 million senior secured revolving credit facility with a syndicate of banks, which matures in May 2017. Borrowings under the revolving credit facility bear interest, at our option, at either (1) the higher of (a) the prime rate, (b) the federal funds rate plus 0.50% or (c) three-month LIBOR plus 1.0%, or (2) the LIBOR rate for the applicable period (each plus the applicable margin). The weighted average interest rate for borrowings on the revolving credit facility, at March 31, 2013, was 2.5%. Up to $50.0 million of the revolving credit facility may be utilized for letters of credit, of which $0.1 million was outstanding at March 31, 2013. These outstanding letter of credit amounts are not reflected as borrowings on our consolidated balance sheets.

On April 19, 2013, we entered into an amendment to the revolving credit facility in connection with the TEAK Acquisition, pursuant to which, among other administrative modifications:

•	The TEAK Acquisition is a Permitted Investment, as defined in the credit agreement;

•	The TEAK Joint Ventures are not required to be guarantors and provide security interests in their respective assets;

•

The Consolidated Funded Debt Ratio and the Interest Coverage Ratio, as well as the definition for Consolidated EBITDA, as set forth in the credit agreement, have been modified to allow for an Acquisition Period whereby the terms for calculating each of these ratios have been adjusted;

•

The payment of cash distributions, if any, on certain Class D preferred units issued by us to provide funding for the TEAK Acquisition is permitted so long as we have a pro forma Minimum Liquidity (as defined in the credit agreement) of greater than or equal to $50 million; and

•

Provisions have been added whereby we guarantee obligations of certain of our subsidiaries for purposes of compliance by those subsidiaries with requirements under the Commodity Exchange Act for certain hedging activities undertaken by those subsidiaries.

Borrowings under the revolving credit facility are secured by a lien on and security interest in all our property and that of our subsidiaries, except for the assets owned by the WestOK, WestTX and Centrahoma joint ventures, the TEAK Joint Ventures and their respective subsidiaries. Borrowings are also secured by the guaranty of each of our consolidated subsidiaries other than these joint venture companies. The revolving credit facility contains customary covenants, including covenants to maintain specified financial ratios, restrictions on our ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to our unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in our subsidiaries. We are also unable to borrow under our revolving credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to our partnership agreement.

The events that constitute an event of default for our revolving credit facility include payment defaults, breaches of representations or covenants contained in the credit agreement, adverse judgments against us in excess of a specified amount, and a change of control of our General Partner. As of March 31, 2013, we were in compliance with all covenants under the revolving credit facility.

Our Existing Notes

On January 28, 2013, we commenced a cash tender offer for any and all of the outstanding existing notes, and a solicitation of consents to eliminate most of the restrictive covenants and certain of the events of default contained in the indenture governing the existing notes. Approximately $268.4 million aggregate principal amount of the existing notes (representing approximately 73.4% of the outstanding existing notes) were validly tendered as of the expiration date of the consent solicitation. On February 11, 2013, we accepted for purchase all existing notes validly tendered as of the expiration of the consent solicitation and entered into a supplemental indenture amending and supplementing the indenture. We also issued a notice to redeem all the existing notes not purchased in connection with the tender offer on March 12, 2013.

5.875% Senior Notes

On February 11, 2013 we issued $650.0 million of 5.875% Senior Notes in a private placement transaction. The 5.875% Senior Notes were issued at par. We received net proceeds of $637.1 million and utilized such proceeds to redeem the existing notes and repay a portion of our outstanding indebtedness under our revolving credit facility. The 5.875% Senior Notes are unconditionally guaranteed by our existing restricted subsidiaries (other than Finance Co., WestOk, WestTex, Centrahoma and the TEAK Joint Ventures) and any future subsidiary that guarantees Atlas’s indebtedness or the indebtedness of any other subsidiary (the “Guarantors”).

The Issuers and the Guarantors also entered into a registration rights agreement with the initial purchasers dated as of February 11, 2013. Under the registration rights agreement, the Issuers and the Guarantors will cause to be filed with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the 5.875% Senior Notes for substantially identical notes that are registered under the Securities Act. The Issuers and the Guarantors will use their commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act. In addition, the Issuers and the Guarantors will use their commercially reasonable efforts to cause the exchange offer to be consummated not later than 365 days after the issuance of the 5.875% Senior Notes. Under some circumstances, in lieu of, or in addition to, a registered exchange offer, the Issuers and the Guarantors have agreed to file a shelf registration statement with respect to the 5.875% Senior Notes. The Issuers and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the 5.875% Senior Notes within the specified time periods.

The indenture governing the 5.875% Senior Notes contains covenants, including limitations of our ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all our assets.

4.75% Senior Notes

On May 7, 2013, we and Finance Co. entered into a purchase agreement with Citigroup Global Markets Inc., as representative of the initial purchasers named therein, for the private issuance under Rule 144A and Regulation S of the Securities Act of $400 million of our 4.75% Senior Notes. The 4.75% Senior Notes are unconditionally guaranteed by our existing restricted subsidiaries (other than Finance Co., WestOK, WestTX, Centrahoma, the TEAK Joint Ventures and their respective subsidiaries) and any future subsidiary that guarantees our indebtedness or the indebtedness of any other subsidiary.

On May 10, 2013, we completed the issuance and sale of the 4.75% Senior Notes and entered into an indenture with Finance Co., the guarantors of the 4.75% Senior Notes and U.S. Bank National Association, as trustee. We also entered into a registration rights agreement pursuant to which we agreed to file with the SEC a registration statement with respect to an offer to exchange the 4.75% Senior Notes for substantially identical notes that are registered under the Securities Act. We also agreed to use reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act and use reasonable efforts to cause the exchange offer to be consummated not later than 360 days after the issuance of the 4.75% Senior Notes. Under some circumstances, in lieu of, or in addition to, a registered exchange offer, we have agreed to file a shelf registration statement with respect to the 4.75% Senior Notes. We, Finance Co. and the guarantors of the 4.75% Senior Notes are required to pay additional interest if we fail to comply with our obligations to register the 4.75% Senior Notes within the specified time periods.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms in this description under the subheading “— Definitions.” In this description, the word “Issuers” refers to Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corporation and not to any of their subsidiaries, any reference to the “Company” refers only to Atlas Pipeline Partners, L.P. and not to any of its subsidiaries and any reference to “Finance Co.” refers to Atlas Pipeline Finance Corporation.

The Issuers will issue the exchange notes under the Indenture dated September 28, 2012 (the “Indenture”) among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. Copies of the Indenture are available upon request from the Company and are also filed as exhibits to the registration statement of which this prospectus forms a part.

If the exchange offer is consummated, holders who do not exchange their new issue notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all notes issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any new issue notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these notes and exchange notes will vote together as a single series for all such purposes.

Brief Description of the Notes and the Guarantees

The notes

The notes:

•	are general unsecured, senior obligations of the Issuers;

•

rank equally in right of payment to any existing and future unsecured senior obligations of either of the Issuers, including the Issuers’ 5.875% Senior Notes due 2023, but are effectively subordinated to all present and future secured obligations of either of the Issuers to the extent of the value of the collateral securing such obligations;

•	rank senior in right of payment to any existing and future obligations of either Issuer that are, by their terms, subordinated to the notes;

•	are effectively subordinated to all existing and future obligations of the Company’s Subsidiaries that do not guarantee the notes; and

•	are unconditionally guaranteed on a senior, unsecured basis by the Subsidiary Guarantors.

The Guarantees

Initially, the notes are guaranteed by our operating company, Atlas Pipeline Operating Partnership, L.P., which we refer to as the “Operating Company” in this description, and by all of our other existing subsidiaries (except Finance Co., APC Acquisition, LLC, WestOk, WestTex, Centrahoma and the TEAK Joint Ventures and their respective subsidiaries).

Each Guarantee of a Subsidiary Guarantor of these notes:

•	is a general unsecured, senior obligation of that Subsidiary Guarantor;

•

ranks equally in right of payment to any future unsecured senior obligations of the Subsidiary Guarantor, including the Subsidiary Guarantor’s guarantee of the Issuers’ 5.875% Senior Notes due 2023, but is effectively subordinated to all present and future secured obligations of the Subsidiary Guarantor to the extent of the value of the collateral securing such obligations; and

•	ranks senior in right of payment to any existing and future obligations of that Subsidiary Guarantor that are, by their terms, subordinated to its Guarantee.

As a result of the effective subordination described above, in the event of a bankruptcy, liquidation or reorganization of either Issuer, holders of these notes may recover less ratably than secured creditors of the Issuers and the Subsidiary Guarantors and all creditors of the Company’s Subsidiaries that are not Subsidiary Guarantors.

All of our Subsidiaries (except Finance Co., APC Acquisition, LLC, WestOk, WestTex, Centrahoma and the TEAK Joint Ventures and their respective subsidiaries) will be Subsidiary Guarantors and “Restricted Subsidiaries.” Certain Subsidiaries in the future may not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Also, under the circumstances described below under the subheading “— Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Indenture will be unlimited in aggregate principal amount. Subject to compliance with the covenant described below under “— Incurrence of Indebtedness and issuance of Disqualified Equity,” we may issue additional notes from time to time under the Indenture. The notes and any additional notes subsequently issued under the Indenture, together with any exchange notes, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 above such amount. The notes will mature on October 1, 2020.

Interest on the notes accrues at the rate of 6 5/8% per annum and is payable semiannually in arrears on April 1 and October 1. The Issuers will make each interest payment to the holders of record of the notes on the immediately preceding March 15 and September 15.

Interest on the notes commenced accruing as of September 28, 2012. Additional interest may accrue on the notes in certain circumstances described under “— Registration Rights; Additional Interest,” and all references to “interest” in this description include any additional interest that may be payable on the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Registration Rights; Additional Interest

If we have not exchanged the exchange notes for all notes validly tendered in accordance with the terms of an exchange offer on or before the 360th day after the original issue date of the notes or, if applicable, a shelf registration statement covering resales of the notes has not been declared effective on or prior to the 90th day after the we are required to file a shelf registration statement or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum over the interest rate shown on the cover of this prospectus, until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceases to be effective, again becomes effective or until the second anniversary of the original issue date of the notes, unless such period is extended, as described in the Registration Rights Agreements.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent within the City and State of New York, unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent (the “Paying Agent”) and registrar (the “Registrar”). The Issuers may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar other than in connection with the discharge or defeasance provisions of the Indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption or repurchase (except in the case of a note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

The registered holder of a note will be treated as the owner of it for all purposes, and all references in this description to “holders” are to holders of record.

The Guarantees

Initially, all of our Restricted Subsidiaries (except Finance Co., APC Acquisition, LLC, WestOk, WestTex, Centrahoma and the TEAK Joint Ventures and their respective subsidiaries) will guarantee our Obligations under the notes and the Indenture. In the future, our Restricted Subsidiaries will be required to guarantee our Obligations under the notes and the Indenture in the circumstances described below under “Covenants — Additional Subsidiary Guarantees.”

The Subsidiary Guarantors will jointly and severally guarantee on a senior basis the Issuers’ Obligations under the notes. The obligations of each Subsidiary Guarantor under its Guarantee will rank equally in right of payment with other obligations of such Subsidiary Guarantor, except to the extent such other obligations are expressly subordinate to the obligations arising under the Guarantee. However, the notes will be structurally subordinated to the secured obligations of our Subsidiary Guarantors to the extent of the value of the collateral securing such obligations. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Not all of the Company’s Subsidiaries will Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer.

A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, except the Company or another Subsidiary Guarantor unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) the Person formed by or surviving any such consolidation or merger assumes all the Obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee, except as provided in the next paragraph.

The Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture applicable to Asset Sales; or

(2) in connection with any sale or other disposition of all of the Equity Interests of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the Company applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture applicable to Asset Sales; or

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture; or

(4) upon Legal Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “— Satisfaction and Discharge.”

Optional Redemption

Schedule of Redemption Prices

Except as described below, the notes are not redeemable until October 1, 2016. On and after such date, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and Additional Interest, if any, on the notes to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Year	Percentage
2016	103.313%
2017	101.656%
2018 and thereafter	100.000%

Make Whole

In addition, before October 1, 2016, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to:

•

100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

•	the Make Whole Amount.

“Make Whole Amount” means, with respect to any note at any redemption date, the greater of (A) 1.0% and (B) the excess, if any, of (1) an amount equal to the present value of (a) the redemption price of such note at October 1, 2016 plus (b) the remaining scheduled interest payments on the notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to October 1, 2016 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the aggregate principal amount of the notes to be redeemed.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to October 1, 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to October 1, 2016 is less than one year, the weekly average yield on actively traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Equity Offerings

Before October 1, 2015, the Issuers may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 106.625% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on a record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding after each such redemption; and

(2) any redemption occurs within 90 days after the closing of such Equity Offering (without regard to any over-allotment option).

Selection and notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed or there are no such requirements, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless the Issuers default in making such redemption payment.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof, provided that no note of an aggregate amount of less than $2,000 shall remain outstanding) of that holder’s notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a change of control payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of purchase (the “Change of Control Payment Date”), subject to the rights of any holder in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest on an interest payment date that is on or prior to such Change of Control Payment Date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering (the “Change of Control Offer”) to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The

Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holder of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default under the agreements governing such Indebtedness. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control does not, due to the financial effect of such a repurchase on the Company. If a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the lenders of the borrowings containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, in all likelihood constitute a default under such borrowings. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

Notwithstanding the preceding paragraphs of this covenant, the Issuers will not be required to make a Change of Control Offer upon a Change of Control and a holder will not have the right to require the Issuers to repurchase any notes pursuant to a Change of Control Offer if (i) a third party makes an offer to purchase the notes in the manner, at the times and otherwise in substantial compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer and purchases all notes validly tendered and not withdrawn under such purchase offer or (ii) an irrevocable notice of redemption to purchase all outstanding notes at a purchase price equal to at least 101% of the aggregate principal amount of such notes has been given pursuant to “— Optional Redemption” above, unless and until the Issuers have defaulted in the payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at either of the Issuers’ option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

Notwithstanding the foregoing, the Issuers shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, they have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the sale, transfer, lease, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined in good faith by (a) an executive officer of the General Partner if the value is less than $20.0 million, as evidenced by an officers’ certificate delivered to the Trustee or (b) the Board of Directors of the General Partner if the value is $20.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

(3) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(ii) any securities, notes or other Obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days after the Asset Sale converted by such Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Within 360 days after the receipt of any Net Proceeds from an Asset Sale (or within 90 days after such 360-day period in the event the Company enters into a binding commitment with respect to such application), the Company or a Restricted Subsidiary may apply such Net Proceeds at its option:

(1) to repay secured Indebtedness of the Company and/or its Restricted Subsidiaries and/or to satisfy all mandatory repayment obligations under the Credit Facilities arising by reason of such Asset Sale;

(2) to make a capital expenditure in a Permitted Business;

(3) to acquire other tangible assets that are used or useful in a Permitted Business; or

(4) to acquire all or substantially all of the assets of a Person engaged in a Permitted Business or Equity Interests of a Person engaged in a Permitted Business so long as such Person or the Person to which such assets are transferred is a Restricted Subsidiary.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make a pro rata offer (an “Asset Sale Offer”) to all holders of notes and, at the option of the issuers, all holders of other Indebtedness that is pari passu with the notes to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided that notes tendered shall be given priority over any such other Indebtedness unless such other Indebtedness contains provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in which case the notes and such other Indebtedness will be purchased on a pro rata basis. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture, including, without limitation, the repurchase or redemption of Indebtedness of the Issuers or any Subsidiary Guarantor that is subordinated to the notes or, in the case of any Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for repurchases of notes pursuant to the Asset Sale Offer for notes, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of the Company (other than Disqualified Equity) and other than distributions or dividends payable to the Company or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of the Company, any of its Restricted Subsidiaries or the General Partner or any other equity holder of the Issuer (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries);

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation or Guarantor Subordinated Obligation, except a scheduled payment of principal at the Stated Maturity thereof; or

(4) make any Investment other than a Permitted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

(1) if the Fixed Charge Coverage Ratio for the Company’s four most recent fiscal quarters for which internal financial statements are available is equal to or greater than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash from Operating Surplus as of the end of the immediately preceding quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(b) the aggregate net cash proceeds of any (x) substantially concurrent capital contribution to the Company from any Person (other than a Restricted Subsidiary of the Company) made after June 27, 2008 or (y) substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) made after June 27, 2008 of Equity Interests (other than Disqualified Equity) of the Company or from the issuance or sale (other than to a Restricted Subsidiary of the Company) made after June 27, 2008 of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Equity), plus

(c) to the extent that any Restricted Investment that was made after June 27, 2008 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of the refund of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of such disposition, if any) and the initial amount of such Restricted Investment (other than to a Restricted Subsidiary of the Company), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after June 27, 2008 (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) or clause (2) below or to make a Permitted Business Investment; or

(2) if the Fixed Charge Coverage Ratio for the Company’s four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.0, such Restricted Payment (it being understood that the only Restricted Payments permitted to be made pursuant to this clause (2) are distributions on common units of the Company, plus the related distribution on the general partner interest), together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made is less than the sum, without duplication, of:

(a) $120.0 million less the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) during the period beginning on the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such Restricted Payment, plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

So long as no Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

(1) the payment by the Company or any Restricted Subsidiary of any distribution or dividend or the consummation of any redemption of a Subordinated Obligation pursuant to an irrevocable notice of redemption within 60 days after the date of declaration of such dividend or distribution, or the giving of such irrevocable notice of redemption, if at said date of declaration or the date of such notice of redemption, as applicable, such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to the Company from any Person (other than a Restricted Subsidiary of the Company) or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests (other than Disqualified Equity) of the Company;

provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds and from clause 1(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of any Subordinated Obligation or Guarantor Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any distribution or dividend by a Restricted Subsidiary to the Company or to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any management equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $4.0 million in any calendar year);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or other convertible securities;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests that are not derivative securities;

(8) in connection with an acquisition by the Company or any of its Restricted Subsidiaries, the return to the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims; and

(9) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations pursuant to provisions in the documents governing such Subordinated Obligations similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset sales”; provided that all notes tendered in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value.

In computing the amount of Restricted Payments previously made for purposes of the first paragraph of this section, Restricted Payments made under clauses (1) (but only if the declaration of such dividend or other distribution has not been counted in a prior period) and (4) of this paragraph shall be included, and Restricted Payments made under clauses (2), (3), (5), (6), (7), (8) and (9) of this paragraph shall not be included. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined, in the case of amounts under $20.0 million, by an officer of the General Partner and, in the case of amounts over $20.0 million, by the Board of Directors of the General Partner whose Board Resolution with respect thereto shall be delivered to the Trustee.

Incurrence of Indebtedness and issuance of Disqualified Equity

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt), and the Company and the Subsidiary Guarantors may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under Credit Facilities and the guarantees thereof; provided that the aggregate principal amount of all Indebtedness of the Company and the Restricted Subsidiaries incurred pursuant to this clause (1) and outstanding under all Credit Facilities after giving effect to such incurrence does not exceed the greater of (a) $800.0 million or (b) $400.0 million plus 20% of the Consolidated Net Tangible Assets of the Company, in each case less the aggregate amount of all repayments of Indebtedness under any Credit Facility that have been made by the Company or any of its Restricted Subsidiaries in respect of asset sales or casualty events to the extent such repayments constitute a permanent reduction of commitments under the terms of such Credit Facility;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than under the Credit Agreement);

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes issued and sold in this offering and the related Guarantees and the exchange notes and the related Guarantees issued pursuant to the Registration Rights Agreements;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4) not to exceed the greater of (a) $40.0 million at any time outstanding or (b) 2.5% of Consolidated Net Tangible Assets of the Company;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(a) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted

Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (but not for speculative purposes) (a) foreign currency exchange rate risks of the Company or any Restricted Subsidiary, (b) interest rate risks with respect to any floating rate Indebtedness of the Company or any Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding or (c) commodities pricing risks of the Company or any Restricted Subsidiary in respect of Hydrocarbons used, produced, processed or sold by the Company or any of its Restricted Subsidiaries;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant; provided that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the guarantee shall be subordinated in right of payment to the notes or the Guarantee, as the case may be;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances and bid, performance, surety and appeal bonds or other similar obligations incurred in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed);

(10) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Equity in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $60.0 million at any time outstanding or (b) 5.0% of Consolidated Net Tangible Assets of the Company;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12) the incurrence of Indebtedness arising from agreements with the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness arising out of advances on trade receivables, factoring of receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice.

For purposes of determining compliance with this “— Incurrence of Indebtedness and issuance of Disqualified Equity” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. An item of Indebtedness may be divided and classified in one or more of the types of Permitted Indebtedness. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under clause (1) of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, without making effective provision whereby all Obligations due under the notes and Indenture or any Guarantee, as applicable, will be secured by a Lien equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) any and all Obligations thereby secured for so long as any such Obligations shall be so secured.

Layering Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Dividend and other payment restrictions affecting subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests to the Company or any of the Company’s Restricted Subsidiaries, or pay any indebtedness or other obligations owed to the Company or any of the other Restricted Subsidiaries (provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Equity Interests for purposes of this covenant);

(2) make loans or advances to or make other investments in the Company or any of the other Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of the other Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date (including the Credit Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the Issue Date;

(2) the Indenture, the notes and the Guarantees;

(3) applicable law, rule, regulation, order, licenses, permits or similar governmental, judicial or regulatory restriction;

(4) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than such Person, or the property or assets of such Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses and leases entered into in the ordinary course of business and consistent with past practices;

(6) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; provided that such sale or disposition is consummated, or such restrictions are canceled or terminated or lapse, within by the later of (a) 90 days following the execution of such agreement and (b) the date on which any required regulatory approval in respect of such sale has been obtained;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business that solely affect the assets or property that is the subject of such agreements and provided that in the case of joint venture agreements such provisions solely affect assets or property of the joint venture;

(11) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

(13) Hedging Obligations incurred from time to time.

Merger, consolidation or sale of assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) such Issuer is the surviving entity of such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that Finance Co. may not consolidate or merge with or into any entity other than a corporation satisfying such requirement;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the Obligations of such Issuer under the notes, the Indenture and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) in the case of a transaction involving the Company and not Finance Co., the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “Incurrence of Indebtedness and issuance of Disqualified Equity”; provided that this clause (b) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants; and

(5) such Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and, if a supplemental indenture is required, such supplemental indenture comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

Notwithstanding the preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the Obligations of the Company under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

Notwithstanding anything herein to the contrary, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the Indenture) is a corporation, Finance Co. may be dissolved in accordance with the Indenture and may cease to be an Issuer.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the independent members of the Board of Directors of the General Partner no comparable transaction with an unrelated Person would be available, such independent directors determine in good faith that such Affiliate Transaction is fair to the Company from a financial point of view; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million but less than or equal to $30.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, (i) a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner and (ii) an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing recognized as an expert in rendering fairness opinions on transactions such as those proposed.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments” and Permitted Investments;

(4) transactions effected in accordance with the terms of agreements described in the prospectus related to the issuance of the notes under the caption “Certain Relationships and Related Transactions” as such agreements are in effect on the Issue Date, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced;

(5) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) gathering, transportation, marketing, hedging, production handling, operating, construction, terminalling, storage, lease, platform use, or other operational contracts, entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary with third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, on terms that are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the General Partner;

(7) the issuance or sale for cash of Equity Interests (other than Disqualified Equity);

(8) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the first paragraph of this covenant;

(9) guarantees of performance by the Company and its Restricted Subsidiaries of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(10) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Equity Interests of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Equity Interests of the Company or any Restricted Subsidiary who are unaffiliated with the Company and its Restricted Subsidiaries;

(11) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not, in the good faith determination of the Board of Directors of the General Partner, materially more disadvantageous to the holders of notes, taken as a whole than the original agreement as in effect on the Issue Date); and

(12) transactions between the Company and any Person, a director of which is also a director of the Company; provided that such director abstains from voting as a director of the Company on any matter involving such other Person.

Additional subsidiary guarantees

If any Restricted Subsidiary that is not already a Subsidiary Guarantor (including any newly-created or acquired Restricted Subsidiary) guarantees any other Indebtedness of either of the Issuers or any Indebtedness of the Operating Company or any other Subsidiary, or if the Operating Company, if not then a Subsidiary Guarantor, guarantees any other Indebtedness of either of the Issuers or any other Subsidiary or incurs any Indebtedness under any Credit Facility, then, in each such case, such Subsidiary must become a Subsidiary Guarantor by executing a supplemental indenture satisfactory to the Trustee and delivering an opinion of counsel to the Trustee within 30 days of the date on which it became a Restricted Subsidiary or such other guarantee was executed or such Indebtedness incurred, as applicable. Notwithstanding the preceding, (i) any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary’s Guarantee, except a discharge or release by, or as a result of payment under, such guarantee and except if, at such time, such Restricted Subsidiary is then a guarantor under any other Indebtedness of the Issuers or another Subsidiary and (ii) any Guarantee of a Restricted Subsidiary shall be automatically released if such Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted

Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments,” or represent Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment or Permitted Investments would be permitted at that time and such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries. Upon the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, the Guarantee of such entity shall be automatically released.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenants described under the caption “— Covenants — Incurrence of Indebtedness and issuance of Disqualified Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and “— Covenants — Liens” and (2) no Default or Event of Default would be in existence following such designation.

During any period when covenants are suspended pursuant to “— Suspended Covenants” we will not be permitted to designate or redesignate any of our Subsidiaries pursuant to the covenant described under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries.”

Sale and lease-back transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction; provided that the Company or any Restricted Subsidiary that is a Subsidiary Guarantor may enter into a sale and lease-back transaction if:

(1) the Company or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and lease-back transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of additional Indebtedness and issuance of Disqualified Equity,” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”; provided that clause (a) of this clause (1) shall be suspended during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants;

(2) the gross cash proceeds of that sale and lease-back transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the General Partner, of the property that is the subject of such sale and lease-back transaction; and

(3) the transfer of assets in that sale and lease-back transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the option of holders — Asset sales.”

Business activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Finance Co. may not engage in any business or incur any Indebtedness other than activities in connection with its rights and obligations as an Issuer of the notes and any additional notes issued under the Indenture.

Payments for consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC’s rules and regulations and unless already publicly available through the SEC’s EDGAR filing system, the Company will (a) furnish (without exhibits) to the Trustee for delivery to the holders of the notes and (b) post on its website or otherwise make available to prospective purchasers of the notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If as of the end of any such quarterly or annual period the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the Company shall deliver (promptly after such SEC filing referred to in the preceding paragraph) to the Trustee for delivery to the holders of the notes quarterly and annual financial information required by the preceding paragraph as revised to include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Issuers and the Guarantors have agreed that, for so long as any notes remain outstanding, the Issuers will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Suspended Covenants

During any period when the notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the caption “Repurchase at the option of holders — Asset sales” and under the following headings under the caption “— Covenants”:

•	“— Restricted Payments,”

•	“— Incurrence of Indebtedness and issuance of Disqualified Equity,”

•	“— Dividend and other payment restrictions affecting subsidiaries,”

•	“— Merger, consolidation or sale of assets” (only to the extent set forth in that covenant),

•	“— Transactions with affiliates,” and

•	“— Sale and lease-back transactions” (only to the extent set forth in that covenant)

(collectively, the “Suspended Covenants”); provided that the provisions of the Indenture described above under the caption “Repurchase at the option of holders — Change of Control,” and described above under the following headings under the caption “— Covenants” will not be so suspended:

•	“— Liens,”

•	“— Layering Indebtedness,”

•	“— Additional subsidiary guarantees,”

•	“— Business activities,”

•	“— Payments for consent,” and

•	“— Reports”;

and provided further, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the “Reinstatement Date”). As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Restricted Payments” as though such covenants had been in effect during the entire period of time from which the notes are issued. However, all Restricted Payments made, Indebtedness incurred and other actions effected during any period in which covenants are suspended will not cause a default under the Indenture on any Reinstatement Date.

In addition, during any period when the Suspended Covenants are suspended, we will not be permitted to designate or redesignate any of our Subsidiaries pursuant to the covenant described under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries.”

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by the Company to comply (for 30 days in the case of a failure to comply that is capable of cure) with the provisions described under “— Merger, consolidation or sale of assets” or its obligations to make a Change of Control Offer or Asset Sale Offer;

(4) failure by the Company to comply for 60 days after notice with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of the Company’s Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee existed on the Issue Date or was created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more;

(6) failure by an Issuer or any of the Company’s Restricted Subsidiaries to pay final judgments aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its Obligations under its Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to Finance Co., the Company, the General Partner or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from events described in clause (8) above, with respect to an Issuer or the General Partner, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the General Partner or Finance Co. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders

and No Recourse Against General Partner

Neither the General Partner nor any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Equity Interests of the Issuers, the General Partner, or any Subsidiary Guarantor, as such, shall have any liability for any Obligations of the Issuers or the Subsidiary Guarantors under the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of the Issuers’ Obligations discharged with respect to the outstanding notes and all Obligations of the Subsidiary Guarantors discharged with respect to their Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuers’ Obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ Obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the Obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding other creditors of the Issuers; and

(8) the Issuers must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Generally, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees and the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a nonconsenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the option of holders” so long as no obligation to make a Change of Control Offer or an Asset Sale Offer has arisen);

(3) reduce the rate of or change the time for payment of interest or Additional Interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the option of holders”);

(8) except as otherwise permitted in the Indenture, release any Subsidiary Guarantor from its Obligations under its Guarantee or the Indenture or change any Guarantee in any manner that would adversely affect the rights of holders;

(9) make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein); or

(10) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner that adversely affects the holders of the notes.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of an Issuer’s or Subsidiary Guarantor’s Obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s assets;

(4) to add or release Subsidiary Guarantors pursuant to the terms of the Indenture;

(5) to make any change that would provide any additional rights or benefits to the holders of notes or surrender any right or power conferred upon the Issuers or the Subsidiary Guarantors by the Indenture that does not adversely affect the rights under the Indenture of any holder of the notes; provided that any change to conform the Indenture to this prospectus will not be deemed to adversely affect such rights;

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee;

(9) to add any additional Events of Default;

(10) to secure the notes and/or the Guarantees; or

(11) to comply with the rules of any applicable securities depository.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture), when

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and Additional Interest, if any, to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Issuers under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of an Issuer or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreements without charge by writing to Atlas Pipeline Partners, L.P. at Park Place Corporate Center One 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275 Attention: Investor Relations.

Definitions

Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreements.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person shall be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. Notwithstanding the preceding, the term “Affiliate” shall not include a Restricted Subsidiary of any specified Person.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Change of Control,” and/or the provisions described above under the caption “— Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary of the Company;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Covenants — Restricted Payments” or a Permitted Investment;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6) transfers of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(7) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(8) the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “— Covenants — Liens”;

(9) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

(10) the sale or discounting of accounts receivable in the ordinary course of business.

“Attributable Debt” in respect of a sale and lease-back transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and lease-back transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days, demand and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any domestic commercial bank having a combined capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares; provided that a Change of Control shall not be deemed to occur solely as a result of a transfer of the general partnership interests of the Company or the Equity Interests in the General Partner to a new entity in contemplation of the initial public offering of such new entity, or as a result of any further offering of Equity Interests of such new entity (or securities convertible into such Equity Interests) so long as the persons or entities that beneficially own the general partnership interests of the Company or the Equity Interests in the General Partner on the Issue Date continue to hold the general partnership interests in such new entity (or, in the case of a new entity that is not a partnership, no other Person or group Beneficially Owns more than 50% of the Voting Stock of such new entity);

(4) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (4), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons Beneficially Owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not Beneficially Own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(5) the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(1) an amount equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

(2) the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments, made or received pursuant to interest-rate Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) all extraordinary, unusual or non-recurring items of loss or expense; plus

(6) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, including any non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges, in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity, to the extent such losses were included in computing such Consolidated Net Income; minus

(7) all extraordinary, unusual or non-recurring items of gain or revenue; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than the Indenture, the notes or its Guarantee), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, partners or members.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (without duplication):

(1) the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of all Persons that are not Restricted Subsidiaries shall be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (without duplication);

(2) the earnings included therein attributable to all entities that are accounted for by the equity method of accounting and the aggregate Net Income (but not net loss in excess of such aggregate Net Income) included therein attributable to all entities constituting Joint Ventures that are accounted for on a consolidated basis (rather than by the equity method of accounting) shall be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Indenture, the notes or its Guarantee), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Statement of Financial Accounting Standards No. 133, shall be excluded;

(5) the cumulative effect of a change in accounting principles shall be excluded; and

(6) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity (including premiums or penalties, paid to counterparties in connection with the breakage, termination or unwinding of Hedging Obligations) will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (1) all current liabilities reflected in such balance sheet, and (2) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of either (x) a majority of the Continuing

Directors who were members of such Board at the time of such nomination or election, or (y) any “person” or “group” (as those terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) who owns all the general partnership interests or a majority of the Equity Interests of the General Partner.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated July 27, 2007, amended and restated as of December 22, 2010, as amended by Amendment No. 1 dated as of April 19, 2011, as further amended by that certain Incremental Joinder dated as of July 8, 2011 and as further amended by Amendment No. 2 dated as of May 31, 2012, and as further amended by Amendment No. 3 dated as of December 13, 2012, among the Company, the Subsidiaries party thereto, the banks parties thereto and Wells Fargo Bank, National Association, as administrative agent, consisting of a revolver loan and a term loan, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced in whole or in part from time to time.

“Credit Facilities” means, with respect to the Company, Finance Co. or any Restricted Subsidiary, one or more credit facilities or commercial paper facilities, including the Credit Agreement, in each case with banks, investment banks, insurance companies, mutual funds and/or institutional lenders providing for revolving credit loans, term loans, production payments, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require the Company or any of its Restricted Subsidiaries to repurchase such Equity Interests upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Equity if the terms of such Equity Interests provide that the Company or any Restricted Subsidiary may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Restricted Payments.”

“Equity Interests” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

(5) all warrants, options or other rights to acquire any of the interests described in clauses (1)-(4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1)-(4) above).

“Equity Offering” means any public or private sale for cash of Equity Interests of the Company (excluding sales made to any Restricted Subsidiary, sale of Disqualified Equity and private sales to an Affiliate of the Company) after the Issue Date.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings not constituting a permanent commitment reduction) or issues or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity, and the application of the net proceeds thereof as if the same had occurred at the beginning of the applicable four-quarter reference period (and if such Indebtedness is incurred to finance the acquisition of assets (including, without limitation, a single asset, a division or segment or an entire company) that were conducting commercial operations prior to such acquisition, there shall be included pro forma net income for such assets, as if such assets had been acquired on the first day of such period).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and pro forma effect will be given to the amount of net cost savings certified in an officer’s certificate executed by the Chief Financial Officer of the Company to have occurred or that are reasonably and in good faith projected to be realized within 12 months after, and as a result of, such acquisition and contractual commitments in effect or specified actions that have been taken or will within 90 days be commenced; provided that such cost savings are reasonably identifiable and factually supportable;

(2) designations of Restricted Subsidiaries and Unrestricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(5) interest on outstanding Indebtedness of the specified Person or any of its Restricted Subsidiaries as of the last day of the four-quarter reference period shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such last day after giving effect to any Hedging Obligation then in effect; and

(6) if interest on any Indebtedness incurred by the specified Person or any of its Restricted Subsidiaries on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the last day of the four-quarter reference period will be deemed to have been in effect during such period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest-rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividend payments, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Equity) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company.

“guarantee” means to guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, directly or indirectly, in any manner, including, without limitation, by way of a pledge of assets, or through letters of credit or reimbursement, “claw-back,” “make-well,” or “keep-well” agreements in respect thereof, all or any part of any Indebtedness.

“Guarantee” means a guarantee of the notes.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness or other Obligations of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which are expressly subordinate in right of payment to the Obligations of such Subsidiary Guarantor under its Guarantee pursuant to a written agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or Hydrocarbon hedge contracts or Hydrocarbon forward sales contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates, or commodities prices.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing all Attributable Debt of such Person in respect of any sale and lease-back transactions not involving a Capital Lease Obligation;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

(7) representing Disqualified Equity; or

(8) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit, Disqualified Equity and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person; provided that a guarantee otherwise permitted by the Indenture to be incurred by the Company or any of its Restricted Subsidiaries of Indebtedness incurred by the Company or a Restricted Subsidiary in compliance with the terms of the Indenture shall not constitute a separate incurrence of Indebtedness.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date;

(3) in the case of any letter of credit, the maximum potential liability thereunder; and

(4) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

For purposes of clause (7) of the second preceding paragraph, Disqualified Equity shall be valued at the maximum fixed redemption, repayment or repurchase price, which shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Disqualified Equity is not then permitted by its terms to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Equity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB-(or the equivalent) by Standard & Poors or, if Moody’s and Standard & Poors both cease to rate the notes for reasons outside the Company’s control, the equivalent ratings from any other nationally recognized statistical rating agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Covenants — Restricted payments,” (1) the term “Investment” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company or any of its Restricted Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the General Partner. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Covenants — Restricted Payments.”

“Issue Date” means the first date on which notes were issued under the Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security, claim, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the consolidated net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) the aggregate after tax effect of gains and losses realized in connection with any asset sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries; and

(2) other than for purposes of “— Covenants — Restricted payments,” any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means, with respect to any Asset Sale or sale of Equity Interests, the aggregate proceeds received by the Company or any of its Restricted Subsidiaries in cash or Cash Equivalents in respect of any Asset Sale or sale of Equity Interests (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale), net of, without duplication, (1) the direct costs relating to such Asset Sale or sale of Equity Interests, including, without limitation, brokerage commissions and legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or Equity Interests that were the subject of such Asset Sale or sale of Equity Interests, (4) all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or Equity Interests or for liabilities associated with such Asset Sale or sale of Equity Interests and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness as to which:

(1) neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender of such Indebtedness;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Surplus” shall have the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company, dated as of March 9, 2004, as such may be amended, modified or supplemented from time to time.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used in a Permitted Business or a combination of assets used in a Permitted Business and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means either (1) gathering, transporting, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d)(1)(E) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Covenants — Incurrence of Indebtedness and issuance of Disqualified Equity” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “— Covenants — Restricted Payments”) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such

Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Covenants — Incurrence of Indebtedness and issuance of Disqualified Equity”; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in, or that results in the creation of, any Restricted Subsidiary of the Company;

(2) any Investment in the Company or in a Restricted Subsidiary of the Company (excluding redemptions, purchases, acquisitions or other retirements of Equity Interests in the Company);

(3) any Investment in cash or Cash Equivalents;

(4) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(5) any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Asset sales”;

(6) any Investment in a Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of the Company;

(7) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any of its Restricted Subsidiaries as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any such Restricted Subsidiary, in each case as to debt owing to the Company or any such Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

(8) any Investment in Hedging Obligations permitted to be incurred under the “Incurrence of indebtedness and issuance of Disqualified Equity” covenant;

(9) other investments in any Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed the greater of (a) $60.0 million and (b) 5.0% of Consolidated Net Tangible Assets;

(10) any Investment in the notes and Investments existing on the Issue Date;

(11) Permitted Business Investments; and

(12) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means:

(1) Liens securing Indebtedness under the Credit Facilities permitted to be incurred under the covenant “— Incurrence of Indebtedness and issuance of Disqualified Equity”;

(2) Liens in favor of the Company or any of its Restricted Subsidiaries;

(3) any interest or title of a lessor in the property subject to a Capital Lease Obligation;

(4) Liens on property (including Equity Interests) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not obtained in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not obtained in contemplation of, such acquisition and relate solely to such property, accessions thereto and the proceeds thereof;

(6) Liens to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety, indemnity or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens on any property or asset acquired, constructed or improved by the Company or any Restricted Subsidiary, which (a) are in favor of the seller of such property or assets, in favor of the Person constructing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, construction or improvement of such asset or property, (b) are created within 360 days after the date of acquisition, construction or improvement, (c) secure the purchase price or construction or improvement cost, as the case may be, of such asset or property in an amount not to exceed the lesser of (i) the cost to the Company and its Restricted Subsidiaries of such acquisition, construction or improvement of such asset or property and (ii)100% of the fair market value (as determined by the Board of Directors of the General Partner) of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including proceeds thereof, accessions thereto and upgrades thereof);

(8) Liens to secure performance of Hedging Obligations of the Company or a Restricted Subsidiary;

(9) Liens existing on the Issue Date and Liens in connection with any extensions, refinancing, renewal, replacement or defeasance of any Indebtedness or other obligation secured thereby; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets are encumbered by any such Lien other than the assets encumbered immediately prior to such extension, refinancing, renewal, replacement or defeasance;

(10) Liens on pipelines or pipeline facilities that arise by operation of law;

(11) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of the Company’s or any Restricted Subsidiary’s business that are customary in the Permitted Business; provided that any Liens arising under operating agreements, joint venture agreements, partnership agreements and the like are non-recourse to the Company and its Subsidiaries and only attach to Equity Interests in the applicable joint venture, partnership or other entity that is the subject of such agreement;

(12) Liens securing the Obligations of the Issuers under the notes and the Indenture and of the Subsidiary Guarantors under the Guarantees;

(13) Liens upon specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s Obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and permitted by the covenant described under “— Incurrence of Indebtedness and issuance of Disqualified Equity”;

(14) Liens securing any indebtedness equally and ratably with all Obligations due under the notes or any Guarantee pursuant to a contractual covenant that limits liens in a manner substantially similar to the covenant entitled “Liens”;

(15) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture; and

(16) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed 5% of Consolidated Net Tangible Assets at any one time outstanding.

During any covenant suspension pursuant to the terms described under the caption “— Suspended Covenants,” for purposes of complying with the “Liens” covenant, the Liens described in clauses (1) and (15) of this definition of “Permitted Liens” will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of the Consolidated Net Tangible Assets of the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

For the avoidance of doubt, the foregoing clauses (1) through (4) shall not apply to extensions, refinancings, renewals, replacements, defeasances or refunds of the Credit Facility.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or agency or political subdivision thereof or other entity.

“Rating Agency” means each of Standard & Poors and Moody’s, or if Standard & Poors or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Board of Directors of the General Partner) which shall be substituted for Standard & Poors or Moody’s, or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, each of Finance Co. and the Operating Company shall be a Restricted Subsidiary of the Company.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

“Standard & Poors” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of either Issuer (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than an entity referred to in clause (2) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (i) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.

“Subsidiary Guarantors” means each of:

(1) each Restricted Subsidiary of the Company existing on the Issue Date; and

(2) any other Subsidiary of the Company that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture; and

(3) their respective successors and assigns

in each case until such Subsidiary Guarantor ceases to be such in accordance with the Indenture. Notwithstanding anything in the Indenture to the contrary, Finance Co. shall not be a Subsidiary Guarantor.

“U.S. Government Obligations” means securities that are (1) direct Obligations of the United States of America for the payment of which its full faith and credit is pledged and (2) Obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clause (1) or (2) above, are not callable or redeemable at the option of the issuers thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Co. or the Operating Company) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt; (2) is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such arrangement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Notwithstanding anything in the Indenture to the contrary, neither Finance Co. nor the Operating Company shall be designated as an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and issuance of Disqualified Equity,” the Company shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such indebtedness.

Book-entry, Delivery and Form

The new issue notes are, and the exchange notes will be, represented by one or more notes in registered global form without interest coupons (the “Global notes”). The Global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Beneficial interests in all Global notes and all Certificated notes (as defined below), if any, will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream) which may change from time to time.

The Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee except in limited circumstances. Beneficial interests in the Global notes may be exchanged for notes in certificated form only in limited circumstances. See “— Transfers of interests in Global notes for Certificated notes.”

Depositary procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Direct Participants”) and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of the Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and other organizations, including Euroclear and Clearstream. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the “Indirect Participants”).

DTC has advised the Company that, pursuant to DTC’s procedures, (i) upon deposit of the Global notes, DTC will credit the accounts of the Direct Participants designated by the initial purchasers with portions of the principal amount of the Global notes that have been allocated to them by the initial purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global notes.

Investors in the Global notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC, including Euroclear or Clearstream. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers’ securities accounts. DTC will not maintain such records. All ownership interests in any Global notes, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer a beneficial interest in a Global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificates evidencing such interest.

Except as described in “— Transfers on interests in Global notes for Certificated notes,” owners of beneficial interests in the Global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Under the terms of the Indenture, the Issuers, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of, premium, if any, and interest on Global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuers, the Subsidiary Guarantors, the Trustee nor any agent of the Issuers, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interests in the Global notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Subsidiary Guarantors. None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively relay on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The Global notes will trade in DTC’s Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear’s or Clearstream’s respective nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream and within the established deadlines (Brussels time) of such systems. Indirect Participants who hold interests in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear’s and Clearstream’s nominees. Euroclear and Clearstream will, if the transaction meets their settlement requirements, deliver instructions to their respective nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant Global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global note from a Direct Participant in DTC will be credited, and any such crediting will be reported, to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global note to a DTC Participant until the European business day for Euroclear and Clearstream immediately following DTC’s settlement date.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See “— Transfers of interests in Global notes for Certificated notes.”

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Subsidiary Guarantors, the initial purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Transfers of interests in Global notes for Certificated notes

An entire Global note may be exchanged for definitive notes in registered, certificated form without interest coupons (“Certificated notes”) if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global notes or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers thereupon fail to appoint a successor depositary within 90 days, or (ii) there shall have occurred and be continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global note for Certificated notes. In any such case, upon surrender by the Direct and Indirect Participants of their interests in such Global note, Certificated notes will be issued to each person that such Direct and Indirect Participants and DTC identify to the Trustee as being the beneficial owner of the related notes.

Certificated notes delivered in exchange for any beneficial interest in any Global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC’s customary procedures).

In all cases described herein, such Certificated notes will bear the restrictive legend referred to in “Notice to investors,” unless the Issuers determine otherwise in compliance with applicable law.

None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by the holder of any Global note or DTC in identifying the beneficial owners of notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global note or DTC for all purposes.

Same day settlement and payment

Payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest) will be made by wire transfer of immediately available same day funds to the account specified by the holder of such Global note. With respect to Certificated notes, the Issuers will make all payments of principal, premium, if any, and interest in the manner indicated above under “— Methods of receiving payments on the notes.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations relating to the exchange of new issue notes for exchange notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of new issue notes who hold them as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering New Issue Notes

The exchange of your new issue notes for exchange notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the new issue notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your new issue notes for exchange notes. For example, there should be no change in your tax basis and your holding period should carry over to the exchange notes. In addition, the United States federal income tax consequences of holding and disposing of your exchange notes should be the same as those applicable to your new issue notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging new issue notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the new issue notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” within the meaning of Rule 405 under the Securities Act of ours; or

•	a broker-dealer that acquired new issue notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the new issue notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for new issue notes where such new issue notes were acquired as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

If you wish to exchange notes for your new issue notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offers — Procedures for Tendering — Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your new issue notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for new issue notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes of any series that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the applicable letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offers (including the expenses of one counsel for the holders of the new issue notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the new issue notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Ledgewood has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Atlas Pipeline Partners, L.P. incorporated by reference in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

The financial statements of Cardinal Midstream, LLC as of and for the year ended December 31, 2011, included in the Current Report on Form 8-K/A filed on February 28, 2013 and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEAK Midstream, LLC and subsidiaries as of and for the year ended December 31, 2012, included in the Current Report on Form 8-K/A filed on July 18, 2013 and incorporated by reference in this Prospectus, have been audited by Hein & Associates LLP, independent auditors, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or at our website at www.atlaspipeline.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including filings made after the date of the initial registration statement of which this prospectus forms a part and before effectiveness of the registration statement, will automatically update and supersede this information.

We are incorporating by reference the following documents that we have previously filed with the SEC, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•

our Current Reports on Form 8-K and Form 8-K/A filed on January 30, 2013, February 12, 2013, February 28, 2013, April 16, 2013, April 17, 2013, April 23, 2013, May 8, 2013, May 13, 2013 and July 18, 2013.

You may request a copy of any document incorporated by reference in this prospectus without charge by writing or calling us at:

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(877) 950-7473

Attn: Matthew Skelly

Except as set forth herein, information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

Until                     , 2013 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

ATLAS PIPELINE PARTNERS, L.P.

ATLAS PIPELINE FINANCE CORPORATION

Offer to Exchange

Registered

$500,000,000 6 5/8% Senior Notes due 2020

for

Outstanding

$500,000,000 6 5/8% Senior Notes due 2020

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Atlas Pipeline Partners, L.P. provides that, in most circumstances, it will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director employee, agent or trustee of the general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of Atlas Pipeline Partners’ assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Atlas Pipeline Partners to enable it to effectuate, indemnification. Atlas Pipeline Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the bylaws of Atlas Pipeline Finance Corporation provide that any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the the company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the company, except to the extent that such indemnification is prohibited by applicable law.

Substantially the same provisions regarding indemnification are contained in the limited liability company agreement of Atlas Pipeline Partners GP, LLC, Atlas Pipeline Partners’ general partner, and each of the other registrants.

Atlas Pipeline Partners maintains directors’ and officers’ liability insurance for itself, its subsidiaries and Atlas Pipeline Partners GP.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

None.

Item 22. Undertakings.

(a) Each undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(5) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Purchase Agreement, dated May 7, 2013, among Atlas Pipeline Partners, L.P., Atlas Pipeline Finance Corporation and Citigroup Global Markets Inc., as representative of the several initial purchasers(1)

1.2	Underwriting Agreement, dated April 17, 2013, among Atlas Pipeline Partners, L.P. and the underwriters named therein(2)

2.1	Purchase and Sale Agreement by and among Atlas Pipeline Partners, L.P., APL Laurel Mountain, LLC, Atlas Energy, Inc. and Atlas Energy Resources, LLC dated November 8, 2010(3)

2.2	Purchase and Sale Agreement, dated as of April 16, 2013, among TEAK Midstream Holdings, LLC, TEAK Midstream, L.L.C. and Atlas Pipeline Mid-Continent Holdings, LLC. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request(6)

4.1	Registration Rights Agreement dated September 28, 2012(4)

4.2	Registration Rights Agreement dated December 20, 2012(5)

4.3(a)	6 5/8% Senior Notes Indenture dated September 28, 2012(4)

4.3(b)	Supplemental Indenture dated as of December 20, 2012(7)

4.4	Form of Exchange Note (attached as Exhibit A to the Indenture filed as Exhibit 4.3)

4.5(a)	4.75% Senior Notes Indenture dated as of May 10, 2013(1)

4.5(b)	Registration Rights Agreement dated as of May 10, 2013(1)

4.6	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and Qualifications, Limitations and Restrictions Thereof, dated as of May 7, 2013(8)

4.7	Registration Rights Agreement, dated as of May 7, 2013(8)

4.8(a)	5 7/8% Senior Notes Indenture dated as of February 11, 2013(9)

4.8(b)	Supplemental Indenture dated as of February 11, 2013(9)

4.8(c)	Registration Rights Agreement dated as of February 11, 2013(9)

4.9(a)	8 3/4% Senior Notes Indenture dated June 27, 2008(10)

4.9(b)	Registration Rights Agreement, dated May 16, 2012(11)

4.10	Common unit certificate (attached as Exhibit A to the Second Amended and Restated Agreement of Limited Partnership)(12)

5.1	Opinion of Ledgewood as to the legality of the securities being registered

8.1	Opinion of Ledgewood as to federal tax matters (included in Exhibit 5.1)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges(13)

21.1	Subsidiaries of Registrant

23.1	Consent of Grant Thornton LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Hein & Associates LLP

23.4	Consent of Ledgewood (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature pages hereto)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture

99.1	Form of Letter of Transmittal

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.3	Form of Letter to Clients

(1)	Previously filed as an exhibit to current report on Form 8-K on May 13, 2013.
(2)	Previously filed as an exhibit to current report on Form 8-K on April 23, 2013.
(3)	Previously filed as an exhibit to current report on Form 8-K on November 12, 2010.
(4)	Previously filed as an exhibit to current report on Form 8-K filed on September 28, 2012.
(5)	Previously filed as an exhibit to current report on Form 8-K filed on December 26, 2012.
(6)	Previously filed as an exhibit to current report on Form 8-K on April 17, 2013.
(7)	Previously filed as an exhibit to current report on Form 8-K filed on December 26, 2012.
(8)	Previously filed as an exhibit to current report on Form 8-K on May 8, 2013.
(9)	Previously filed as an exhibit to current report on Form 8-K filed on February 12, 2013.
(10)	Previously filed as an exhibit to current report on Form 8-K on June 27, 2008.
(11)	Previously filed as an exhibit to quarterly report on Form 10-Q for the quarter ended June 30, 2012.
(12)	Previously filed as an exhibit to registration statement on Form S-3 on April 2, 2004.
(13)	Previously filed as an exhibit to annual report on Form 10-K for the year ending December 31, 2012 and quarterly report on Form 10-Q for the quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on July 19, 2013.

ATLAS PIPELINE PARTNERS, L.P.

By:	ATLAS PIPELINE PARTNERS GP, LLC,
its General Partner

	By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert W. Karlovich, III and Gerald R. Shrader, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on July 19, 2013.

Signature	Title at Atlas Pipeline Partners GP, LLC

/s/ Edward E. Cohen	Chairman
Edward E. Cohen

/s/ Jonathan Z. Cohen	Vice Chairman
Jonathan Z. Cohen

/s/ Eugene N. Dubay Eugene N. Dubay	President, Chief Executive Officer and Director

/s/ Robert W. Karlovich, III	Chief Financial Officer and Chief Accounting Officer
Robert W. Karlovich, III

/s/ Tony C. Banks	Director
Tony C. Banks

/s/ Curtis D. Clifford	Director
Curtis D. Clifford

/s/ Gayle P.W. Jackson	Director
Gayle P.W. Jackson

/s/ Martin Rudolph	Director
Martin Rudolph

/s/ Michael L. Staines	Director
Michael L. Staines

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on July 19, 2013.

ATLAS PIPELINE FINANCE CORPORATION

By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert W. Karlovich, III and Gerald R. Shrader, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on July 19, 2013.

Signature	Title

/s/ Edward E. Cohen	Chairman and Chief Executive Officer
Edward E. Cohen

/s/ Jonathan Z. Cohen	Vice Chairman
Jonathan Z. Cohen

/s/ Eugene N. Dubay Eugene N. Dubay	President and Chief Operating Officer

/s/ Robert W. Karlovich, III Robert W. Karlovich, III	Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on July 19, 2013.

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC its general partner

ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE TENNESSEE, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL LAUREL MOUNTAIN, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE MID-CONTINENT LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

VELMA INTRASTATE GAS TRANSMISSION COMPANY, LLC

By:	Atlas Pipeline Mid-Continent LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

SLIDER WESTOK GATHERING, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

VELMA GAS PROCESSING COMPANY, LLC

By:	Atlas Pipeline Mid-Continent LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE NGL HOLDINGS, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE NGL HOLDINGS II, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS MIDKIFF, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS CHANEY DELL, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

NOARK ENERGY SERVICES, L.L.C.

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL BARNETT, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By	Atlas Pipeline Partners GP, LLC, its general partner

PECOS PIPELINE LLC

By:	APL Barnett, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By	Atlas Pipeline Partners GP, LLC its general partner

TESUQUE PIPELINE, LLC

By:	APL Barnett, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By	Atlas Pipeline Partners GP, LLC its general partner

APL ARKOMA MIDSTREAM, LLC

By:	APL Arkoma Holdings, LLC
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL GAS TREATING LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL ARKOMA HOLDINGS, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX MIDSTREAM LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX PIPELINE COMPANY LLC

By:	APL SouthTex Midstream, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX MIDSTREAM HOLDING COMPANY LP

By:	APL SouthTex Pipeline Company, LLC, its sole general partner
By:	APL SouthTex Midstream, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX GAS UTILITY COMPANY LP

By:	APL SouthTex Pipeline Company, LLC, its sole general partner
By:	APL SouthTex Midstream, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX MIDSTREAM COMPANY LP

By:	APL SouthTex Pipeline Company, LLC, its sole general partner
By:	APL SouthTex Midstream, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX TRANSMISSION COMPANY LP

By:	APL SouthTex Pipeline Company, LLC, its sole general partner
By:	APL SouthTex Midstream, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX PROCESSING COMPANY LP

By:	APL SouthTex Pipeline Company, LLC, its sole general partner
By:	APL SouthTex Midstream, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

APL ARKOMA, INC.

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert W. Karlovich, III and Gerald R. Shrader, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on July 19, 2013.

Signature	Title at Atlas Pipeline Partners GP, LLC

/s/ Edward E. Cohen	Chairman
Edward E. Cohen

/s/ Jonathan Z. Cohen	Vice Chairman
Jonathan Z. Cohen

/s/ Eugene N. Dubay Eugene N. Dubay	President, Chief Executive Officer and Director

/s/ Robert W. Karlovich, III	Chief Financial Officer and Chief Accounting Officer
Robert W. Karlovich, III

/s/ Tony C. Banks	Director
Tony C. Banks

/s/ Curtis D. Clifford	Director
Curtis D. Clifford

/s/ Gayle P.W. Jackson	Director
Gayle P.W. Jackson

/s/ Martin Rudolph	Director
Martin Rudolph

/s/ Michael L. Staines	Director
Michael L. Staines